                                                                   EXHIBIT 10.13
                            CLINICAL TRIAL AGREEMENT

        This Clinical Trial Agreement (the "Agreement") is made as of the 7th day of January, 2000 (the "Effective Date" by and between Northwest Biotherapeutics, Inc., a Delaware corporation (the "Sponsor"), and THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, on behalf of its Los Angeles campus, a California corporation (hereinafter the "Institution").


                                    RECITALS

        The Sponsor desires to test its therapy of autologous recombinant prostate specific membrane antigen loaded dendritic cells (the "Product") for metastatic, hormone refractory prostate cancer in a clinical setting. The Institution seeks the advancement of health care through research and clinical investigation, and as such is willing to permit testing of the Product in accordance with the terms of this Agreement.

AGREEMENT

        In consideration of the foregoing and of the mutual promises contained in this Agreement, the parties agree as follows:

        1. STATEMENT OF WORK. The Institution agrees to conduct a clinical study (the "Study") of the Product in accordance with study protocol no. DC1-HRPC attached hereto as Exhibit A (the "Protocol"). In the event of any conflict between the Protocol and the provisions of this Agreement, the provisions of this Agreement shall govern.

        2. PRINCIPAL INVESTIGATOR. The Study will be conducted under the direct supervision of Arie Belldegrun, M.D. (hereinafter the "Principal Investigator") with the participation of other Institution clinical and research personnel. The Institution agrees to conduct the Study in strict accordance with the Protocol and all applicable federal, state, and local laws and regulations. If Principal Investigator becomes permanently unavailable, for any reason, and a successor acceptable to both the institution and Sponsor is not available, this Agreement may be terminated pursuant to Article 17.

        3. IRB APPROVAL. The Institution's obligations to conduct the Study are expressly conditional upon the approval of its Investigational Review Board, which the parties and the Principal Investigator will cooperate to obtain.

        4. REPORTS AND CONFERENCES.

           A. The Principal Investigator, or his designate, will make informal verbal reports to the Sponsor (or the Sponsor's representatives) at least monthly, and will meet with the Sponsor's representatives upon reasonable request at the Institution's facilities to discuss the progress of the Study. A final written report shall be submitted to the Sponsor within ninety (90) days after completion of, or any premature termination of, the Study and, if requested, the Principal Investigator shall assist the Sponsor in interpreting such report. All clinical data as embodied in the case report forms and questionnaires, other records and reports required to be submitted under the Protocol will be promptly provided to the, Sponsor (or the Sponsor's representative), and shall be freely usable by the Sponsor consistent with good business judgment. Sponsor shall be provided access to source data and records relating to the Study during normal business hours and at mutually agreeable times, and, if necessary, may copy same in such a manner that the privacy of the Study patients is protected, including redacting the name, address and other individual identifiers prior to copying.

           B. The Principal Investigator and the Institution agree to notify the Sponsor within twenty-four (24) hours after learning of any serious and/or unexpected adverse Product reaction affecting any patient in the Study. The Principal Investigator and the Institution further agree to follow up such notification of adverse Product reaction with appropriate reports in compliance with the Protocol and all applicable legal and regulatory requirements.

           C. The Principal Investigator and the Institution agrees to notify the Sponsor within seventy-two (72) hours in the event that the FDA or any other regulatory authority notifies the Institution of a pending inspection/audit. In addition, the Principal Investigator and the Institution will forward to the Sponsor any written communication related to the use of the Sponsor's Product received as a result of the inspection/audit within seventy-two (72) hours of receipt of such communication and agrees to allow the Sponsor to assist in responding to any citations. Such responses shall be made within three (3) weeks of issuance of any citations or within any earlier deadline set by the issuing regulatory authority. The Principal Investigator and the Institution shall also provide to the Sponsor copies of any documents provided to any inspector or auditor. In the event of the FDA or other regulatory authority requests or requires any action to be taken to address any citations, the Principal Investigator and the Institution agree, following consultation with the Sponsor, to take such action as necessary to address such citations, and agree to cooperate with the Sponsor with respect to any such citation and/or action taken.

        5. PAYMENTS. The Sponsor will pay to the Institution, as the Institution's total compensation under this Agreement, the amounts and in accordance with the schedule set forth in Exhibit B attached hereto.

        6. PUBLICITY. Neither party shall use the name of the other party, including any trademark, trade name, or any contraction, abbreviation, simulation, or adaptation thereof of the other party, or the name of the party's employees, in any publicity, advertising or news release without the prior written approval of an authorized officer of the other party.

        7. INSTITUTION NAME. California Education Code section 92000 prohibits use of the Institution's name to suggest that the Institution endorses a product or service. The Sponsor will not use the Institution's names, including "UCLA", without prior written approval, except to identify the Institution as the Study site or when required to do so by law.

        8. CONFIDENTIAL INFORMATION. During the performance of the Study and during the term of this Agreement, the Institution may receive confidential or trade secret information, including information concerning the Sponsor's present and future business, marketing plans, regulatory submissions, product lines, product plans, date testing and research techniques, inventions, processes, practices, trade secrets, and like information (collectively, "Confidential Information") from the Sponsor. The Institution agrees to hold in confidence all such Confidential Information and not to disclose or make such Confidential Information available to any third parties without the Sponsor's written permission, for a period of five (5) years from the termination of this Agreement. This obligation will apply only to information which the Sponsor has designated in writing or orally as "confidential" and will not apply to any such information which:

           (i) was known to the Institution prior to its receipt from the Sponsor, as evidenced by written documentation.

           (ii) was or becomes a matter of public information or publicly available through no fault on the part of the Institution;

           (iii) which to the best of Institution's knowledge is acquired from a third party entitled to disclose the information to the Institution; or

           (iv) was developed independently by the Institution, as evidenced by written documentation;

           (v) is required to be disclosed by law.

        9. PUBLICATION RIGHTS. The Sponsor acknowledges that the Institution is dedicated to free scholarly exchange and to public dissemination of the results of their scholarly activities. The Principal Investigator and the Institution shall retain the right to publish research results in pursuit of educational and scientific purposes. However, the Institution expressly agrees that prior to submission for publication of any manuscript or presentation of any poster, presentation, abstract or other written or oral material that describes the results of the Study, Institution and/or Principal Investigator shall provide Sponsor sixty (60) days to review any such manuscript or presentation. Such publications and presentations shall not divulge any of the Sponsor's Confidential Information without prior written approval of the Sponsor, and the Institution shall promptly remove any Confidential Information identified and requested by the Sponsor. If requested by the Sponsor, the Principal Investigator and the Institution shall delay the submission of any publication or presentation up to sixty (60) days from the date of the Sponsor's request for such a' delay to permit the preparation and filing of related patent applications. In addition, the Sponsor shall have the right to require that any publication or presentation concerning the work performed hereunder acknowledge the Sponsor's support.

        10. INVENTIONS. The Sponsor and the Institution do not expect that inventions will be conceived or reduced to practice during the Study. However, in the event that inventions are conceived and reduced to practice during the Study, the Institution agrees that all patentable and unpatentable inventions, discoveries, and improvements, (a) directly related to the Company's Product or Confidential Information and (b) conceived, and reduced to practice during performance of the Study shall be the solo property of the Sponsor. The Institution agrees that all such inventions, and discoveries will promptly be disclosed to the Sponsor and will assure and obtain the assistance of the Principal Investigator in making application for Letters of Patent in any country in the world at the Sponsor's request and expense. The Institution agrees to assist in prosecuting such patent applications, including executing or obtaining the execution of all papers necessary to transfer to the Sponsor all of Institution's right, title and interest in such inventions, and discoveries and all applications patent and letters patent. The obligation to disclose, assist and execute shall survive the expiration or termination of this Agreement. The Sponsor shall reimburse the Institution for any reasonable and necessary expenses actually incurred in the course of such assistance. In no event shall the Institution obtain or acquire any rights of any kind with respect to the Product or the Sponsor's Confidential Information, or any other materials or information provided by the Sponsor in connection with the Study.

        11. INDEMNIFICATION BY SPONSOR. The Sponsor will indemnify, hold harmless and defend the institution, and its trustees, directors, officers, employees, physicians and agents, including the Principal Investigator (collectively the "Indemnitees" against all actions, suits, claims, demands and prosecutions (hereinafter a "Claim") that may be brought or instituted, and all judgments, damages, liabilities, costs and expenses resulting therefrom, arising out of the performance of the Study, but only to the extent that any such Claim is not caused by or the result of: (a) any negligence or willful act or omission of any Indemnitees; or (b) failure to adhere to the terms of the protocol provided by the Sponsor hereunder. The Sponsor's indemnification obligations under this Section 11 only arise if: (1) the Institution notifies the Sponsor promptly after Institution's receipt of written notice of any Claim-, (ii) the Institution permits the Sponsor control the defense and settlement, at the Sponsor's expense, of any such Claim; (iii) the Institution and Principal Investigator fully cooperate with the Sponsor in the defense of any such claim, and (iv) the Institution does not settle any such Claim without the prior written approval and consent of the Sponsor. The Sponsor will not settle any claim which admits the fault of Institution without prior written approval of Institution, which shall not be unreasonably withheld. Institution's policy requires that research subjects be provided any and all medical treatment reasonably necessary for any injury sustained as direct result of participation in the Study. Sponsor agrees that it will reimburse Institution for the reasonable costs it incurs in providing reasonably necessary medical treatment to research subjects who are injured as a direct result of participation in the Study conducted in accordance with the Protocol. Sponsor will not be responsible for any injuries that are the result of negligence or misconduct of any agent or employee of Institution.

        12. INDEMNIFICATION BY INSTITUTION. The Institution will indemnify, hold harmless and defend the Sponsor, and its directors, officers, employees, and agents, (collectively the "Indemnitees") against all actions, suits, claims, demands and prosecutions (hereinafter a "Claim") that may be brought or instituted, and all judgments, damages, liabilities, costs and expenses resulting therefrom, arising out of any negligence or willful act or omission of the Institution, or its trustees, directors, officers, employees physicians and agents, including the Principal Investigator. The Institution's indemnification obligations under this Section 12 only arise if the Sponsor: (i) notifies the Institution promptly after Sponsors receipt of written notice of any Claim; (ii) permits the Institution control the defense and settlement, at the Institution's expense, of any such Claim; and (iii) does not settle any such Claim without the prior written approval and consent of the Institution. Institution will not settle any claim which admits the fault of Sponsor without the prior written approval of Sponsor, which shall not be unreasonably withheld.

        13. LIABILITY INSURANCE. The Sponsor will maintain during the term of this Agreement liability insurance with minimum limits of not less than $1,000,000. As soon as practicable upon execution of this Agreement, the Sponsor will deposit with the Institution certificates of insurance evidencing this coverage. Such coverage may not be changed or terminated except upon at least thirty (30) days prior written notice to the Institution. In addition, the Sponsor will at all times comply with all statutory workers' compensation and employers' liability requirements covering its employees with respect to Activities performed under this Agreement. Sponsor is to maintain Liability Insurance in the following amounts:

        General Liability:

               Comprehensive or Commercial Form (Minimum Limits)

               (1)   Each Occurrence                      $  500,000

               (2)   Products/Completed Operations
                     Aggregate                            $5,000,000

               (3)   Personal and Advertising Injury      $1,000,000

               (4)   General Aggregate*                   $5,000,000
               *(not applicable to comprehensive form)


               14. RELATIONSHIP OF THE PARTIES. The Institution shall be deemed to be an independent contractor for all purposes and for all services to be provided under this Agreement, and neither the agent nor the employee of the Sponsor. The Institution shall have no authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding upon the Sponsor, ex get as expressly provided for in this Agreement or authorized in writing by the Sponsor.

        15. REPRESENTATIONS OF INSTITUTION. The Institution represents that the covenants set forth in this Agreement shall apply to and am binding on any individual employed to perform the Study under this Agreement.

        16. WARRANTIES; LIMITATION OF LIABILITY. Without limiting Sponsor's obligations under Articles 11, SPONSOR DOES HEREBY DISCLAIM ANY AND ALL REPRESENTATION AND WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESSED OR IMPLIED. WITH RESPECT TO THE PRODUCT, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, OR THAT THE USE OF THE PRODUCT FOR PURPOSES OTHER THAN SPECIFIED IN THIS AGREEMENT WILL NOT INFRINGE THE RIGHTS, PATENT OR OTHERWISE, OF ANY THIRD PARTY.

        17. TERM. This Agreement shall be effective from the Effective Date of this Agreement and shall expire thirty (30) days after receipt by Sponsor of the final summary of work accomplished during the Study. This Agreement may be terminated by the Sponsor upon thirty (30) days' written notice. Performance under this Agreement may be terminated upon sixty (60) days' written notice by the Institution. If the Study should terminate prior to its completion, Institution shall be paid for work performed to date in accordance with the Protocol and for any reasonable uncancellable obligations incurred in accordance with the Protocol prior to the termination date.

        18. RETURN OF PRODUCT. Upon termination of this Agreement the Institution will return to the Sponsor all non-disposable Product, devices and materials, as well as all copies of drawings, specifications, manuals and other printed or reproduced material (including information stored on machine-readable media) provided by the Sponsor to the Institution or the Principal Investigator. The Sponsor may, at the Sponsor's option, request that such Product, devices, and materials be destroyed

        19. MISCELLANEOUS.

            (a) AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 18(a) shall be binding upon the parties and their respective successors and assigns.

            (b) NOTICE. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or five (5) days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

INSTITUTION:                                      SPONSOR:
University of California                          Northwest Biotherapeutics, Inc.
Office of Sponsored Research                      2203 Airport Way S., Suite 200
10945 Le Conte Avenue, Suite 1401                 Seattle, WA 98134
Los Angeles, CA 90095-1406
ATTENTION: Carli V. Rogers                        ATTENTION: Daniel 0. Wilds
           Industry Contract Officer                         President and CFO

If by FAX: (310) 206-3619                         If by FAX: (425) 608-3026
    If by express mail: same address as above     If by express mail: same address as above

(c) ASSIGNMENT. The Institution agrees not to assign any of its rights or obligations under this Agreement to any other party without first obtaining the Sponsor's written approval. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            (d) GOVERNING LAW; JURISDICTION. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

            (e) SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted a if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

            (f) FORCE MAJEURE. Performance of this Agreement by each party shall be pursued with reasonable due diligence in all requirements hereof; however, neither party shall be liable to the other for any loss or damages for delay or for nonperformance due to causes not reasonably within its control. The party affected shall promptly notify the other in writing of the nature cause, date of commencement thereof, the anticipated extent of such delay.

            (g) ENTIRE AGREEMENT. This Agreement is the product of both of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

        The parties hereto have caused this Agreement to be executed on their behalf by their duly authorized representatives to be effective on the year and date first above written.



                                               NORTHWEST BIOTHERAPEUTICS, INC.


                                               By:      /s/ Daniel O. Wilds
                                                    ----------------------------

                                               Name:  Daniel O. Wilds

                                               Title:  President & C.E.O.
                                                       ------------------

                                               Date:  December 29, 1999
                                                      -----------------

                                               THE REGENTS OF THE UNIVERSITY OF
                                               CALIFORNIA


                                               By:      /s/ Carli V. Rogers
                                                    ----------------------------

                                               Name: Carli V. Rogers

                                               Title:  Industry Contract Officer

                                               Date:  January 19, 2000

Read and acknowledged:


          /s/ Arie Belldegrun                                  1/18/00
---------------------------------------            ----------------------------
Arie Belldegrun, M.D.                              Date
PRINCIPAL INVESTIGATOR

                                    EXHIBIT A

           Northwest Biotherapeutics, Inc. Study Protocol No. DC1-HRPC




                                      -9-



                                                                    CONFIDENTIAL
                                                 Northwest Biotherapeutics, Inc.

                         NORTHWEST BIOTHERAPEUTICS, INC.

        PHASE I CLINICAL TRIAL OF RECOMBINANT PROSTATE SPECIFIC MEMBRANE
        ANTIGEN (rPSMA)-LOADED MATURE AUTOLOGOUS DENDRITIC CELLS (CaPVax)
           FOR THE TREATMENT OF METASTATIC HORMONE REFRACTORY PROSTATE
                                     CANCER

1.  OVERVIEW OF CAPVAX PHASE I CLINICAL TRIAL ..................................  3

2.  INTRODUCTION................................................................  5

3.  OBJECTIVES.................................................................. 16

4.  PATIENT ELIGIBILITY......................................................... 16

5.  TREATMENT PLAN.............................................................. 18

6.  PRE-TREATMENT EVALUATION.................................................... 19

7.  ON STUDY EVALUATION (SEE APPENDIX A FOR SCHEDULING)......................... 20

8.  PATIENT DISCONTINUATION .................................................... 24

9.  CONCOMITANT MEDICATIONS .................................................... 24

10. ADVERSE EVENTS ............................................................. 25

11. CRITERIA FOR DISEASE EVALUATION AND ENDPOINTS .............................. 28

12. STATISTICAL CONSIDERATIONS ................................................. 29

13. INVESTIGATOR OBLIGATIONS ................................................... 31

14. ADMINISTRATIVE CONSIDERATIONS .............................................. 32

15. REFERENCES ................................................................. 34

APPENDIX A: STUDY DIAGRAM ...................................................... 40

APPENDIX B: PERFORMANCE STATUS ................................................. 41

APPENDIX C: SKIN TESTING PROCEDURE ............................................. 42

APPENDIX D: QUALITY OF LIFE QUESTIONAIRE ....................................... 44

APPENDIX E: BRIEF PAIN INVENTORY ............................................... 47

APPENDIX F: PATIENT REGISTRATION FORM........................................... 49

APPENDIX G: NPCP CRITERIA....................................................... 51

APPENDIX H: OFF STUDY FORM...................................................... 53

APPENDIX I: OFF STUDY PATIENT RE-ENTRY FORM..................................... 54

APPENDIX J: LEUKAPHERESIS PROCEDURE INFORMATION................................. 55

APPENDIX K: INFORMED CONSENT.................................................... 57

APPENDIX L: NCI COMMON TOXICITY CRITERIA ....................................... 61

APPENDIX M: TOXICITY MODULE .................................................... 64

1. OVERVIEW OF CaPVax PHASE I CLINICAL TRIAL

OBJECTIVE:

-------------------------------------------------------------------------------
The purpose of this study is to assess the safety of and to monitor patient response to CaPVax, mature, autologous dendritic cells (DC) loaded ex vivo with recombinant prostate specific membrane antigen (rPSMA; Medarex Corporation, Annandale, NJ), in the treatment of patients with metastatic, hormone refractory prostate cancer (HRPC).
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
ELIGIBILITY:
-------------------------------------------------------------------------------

1. Histologic proof of prostate carcinoma, progressing hormone refractory disease after antiandrogen withdrawal trial, in the presence of castrate serum testosterone levels (<30 ng/dl). Hormone therapy, with the exception of antiandrogens, to maintain androgen ablation must continue (e.g. Luteinizing hormone-releasing hormone (LHRH) agonists). Progression can manifest itself as:

        a) A 50% increase in prostate specific antigen (PSA) level from the nadir PSA level confirmed twice and measured at least two weeks apart,

        b)      new bone lesion on bone scan, or

        c) progression of soft tissue disease as evidenced by standard radiographic methods i.e. CT or MRI.

2. Age greater than 18 years old, life expectancy of at least 1 year, Zubrod performance status: 0-1.

3 Patients must have limited bone disease, if any, less than/equal to 3 metastatic lesions on bone scan, and minimal symptoms.

4 Adequate hematological function, i.e. Hemoglobin > 12.5mg/dl, ALC > 500/MM(3), ANC>1,000/mm(3), Platelets > 150,000/mm(3)

5. Adequate hepatic and renal functions, i.e. bilirubin < 1.5mg/dl, SGOT/SGPT < 2 times the upper limit of normal, and serum creatinine
        < 2.5mg/dl.

6. Patients must not have received prior chemotherapy, radiation therapy for metastatic disease, including Strontium-89, or other investigational therapy.

7 Patients who received any immunosuppressives, such as Prednisone, Hydrocortisone, or Ketoconazole in the four (4) weeks prior to enrollment into the study are not eligible.

8. Patients with brain metastases, uncontrolled heart, liver or renal diseases, or other serious intercurrent illness (including known HIV or hepatitis positive) are not eligible. Patients with prior splenectomy, history of severe asthma, anaphylaxis or other serious adverse reactions to vaccines are not eligible. Patients with autoimmune disease such as rheumatoid arthritis, systemic lupus erythematosus, scleroderma, polymyositis-dermatomyositis, juvenile onset insulin dependent diabetes or vasculitis are not eligible.

9. Patients with a positive protein purified derivative (PPD) skin test or history of
-------------------------------------------------------------------------------
        previous bacillus Calmette-Guerin (BCG) vaccination, Tuberculosis (TB) exposure, or adverse reactions to vaccines or skin tests are not eligible.

10. Patients may not take any medication that may affect immune function, with the following exceptions: nonprescription strength doses of non-steroidal anti-inflammatory drugs (NSAIDS), acetaminophen or aspirin, low doses of antihistamine therapy, normal range doses of vitamins and H2 blockers.

11. Signed informed consent, in keeping with the institutional policies, indicating that the patient is aware of the investigational nature of this study. The consent form is appended to this protocol.

TREATMENT PLAN:

Peripheral blood mononuclear cells (PBMC) are isolated by leukapheresis from the patient. These cells are cryopreserved for further ex vivo expansion. Adherent cells are then cultured in with Interleukin-4 (IL-4; Schering-Plough Corporation, Madison, NJ) and Leukine(R), also known as granulocyte-macrophage colony-stimulating factor (GM-CSF; Immunex Corporation, Seattle, WA) to generate DC. Heat-inactivated BCG (Organon Teknika, Durham, NC) mycobacteria is added to the dendritic cell cultures to facilitate maturation of the cells and to enhance a carrier immune response. The DC are loaded with rPSMA. Patients receive four treatments at monthly intervals (26-32 days) of 5 million, 10 million, or 20 million rPSMA-loaded mature, autologous DC (CaPVax) by intradermal injection followed by 2 hours of close observation.

STATISTICAL CONSIDERATION:

Please refer to Section 12.0

PATIENT EVALUATION: (Pretreatment and Interim Testing)

A complete history and physical exam to include performance status, recent weight loss, concurrent nonmalignant disease and therapy is performed prior to entry into study and every month A skin prick test panel with control and 3 common recall antigens to be read at 15 minutes after inoculation for immediate-type hypersensitivity and reevaluated at 48 hours after administration. Laboratory studies at study entry shall include CBC, differential, platelets, urinalysis, sodium, potassium, chloride, bicarbonate, BUN, creatinine, magnesium, calcium, phosphorus, glucose, SGPT, total bilirubin, albumin, total alkaline phosophatase, lactate dehydrogenase, PSA, prostatic acid phosphatase (PAP), and testosterone. A bone scan, chest x-ray, CT of the abdomen and pelvis and EKG are performed at screening. Repeat evaluation including complete history and physical exam, performance status, recent weight loss, CBC, differential, platelet count, urinalysis, sodium, potassium, chloride, bicarbonate, BUN, creatinine, magnesium, calcium, phosphorus, glucose, SGPT, total bilirubin, albumin, total alkaline phosophatase, lactate dehydrogenase, PSA, PAP, ESR, and ANA are performed at various intervals throughout the study (see Appendix A, Study Diagram). Bone scan, chest x-ray, and CT scan of abdomen and pelvis are repeated eight weeks after the last injection (week 20) and six weeks following the week 20 visit (week 26).

ESTIMATED ACCRUAL:

It is estimated that accrual will be 10-15 participants per month. The total accrual is 60 patients, 30 patients at each study center.

LENGTH OF STAY:

This is an outpatient regimen.

RETURN VISITS: (HOW OFTEN MUST PARTICIPANTS VISIT THE PRINCIPAL INVESTIGATOR'S
SITE)

Patients will be seen as outpatients every 2-4 weeks.

HOME CARE: (SPECIFY WHAT (IF ANY) TREATMENT MAY BE GIVEN AT HOME)

Please refer to Section 9.0, Concomitant Medications

NAME OF SPONSOR/FUNDING SOURCE:

Northwest Biotherapeutics, Inc., Seattle, Washington.

2. INTRODUCTION

2.1 REVIEW OF PROSTATE CANCER

Prostate cancer is the most common form of cancer currently diagnosed in American men. In 1999, 179,300 new cases are expected to be diagnosed with 37,000 deaths resulting from the disease, making prostate cancer second only to lung cancer as the leading cancer cause of death among men in the United States [1].

Although the majority of incident prostate cancer cases are localized to the prostate, nearly a third of all newly diagnosed prostate cancer patients may present with locally advanced or metastatic disease [1]. At this time, available treatments for metastatic prostate cancer -- including hormonal, chemotherapeutic, and radiation strategies -- have failed to demonstrate curative potential [2]. In addition, prostatectomy and radiation therapy--the standard therapies employed against early-stage, localized prostate cancer--can exhibit failure rates between 20 and 50% [3]. As a result, an ever-increasing number of treated patients accumulate who either manifest metastatic disease or are at very high risk for the development of such disease. The treatment options for these primary treatment failures, as with the primary metastatic cases, are few in number and severely limited in terms of safety and efficacy.

Hormonal treatment of metastatic prostate cancer has improved only marginally because nearly all cases ultimately result in hormone refractory disease. Although there are occasional dramatic and long term disease-free survivors with hormonal therapy, the median survival range of these particular patients remains at 2 1/2 - 3 years [4, 5]. Once hormonal therapy fails, there are no curative options and few options for pain relief. No cytotoxic agent has been able to change consistently the natural history of HRPC. The median survival of HRPC is less than one year and no agent has yet been shown to improve the median survival of such patients. There is a great need for new treatment modalities that can be given safely with a potential to improve the late stage life of the 37,000 men who are estimated to die of the disease in 1999 [1].

2.2 TUMOR SPECIFIC IMMUNOTHERAPY

One alternative to widely used conventional cancer treatments is to utilize the ability of the immune system to target and eliminate tumor cells. The potential therapeutic benefit of eliciting an anti-tumor immune response in cancer patients was first suggested over a decade ago when the direct association between immunosuppression and increased incidence of melanoma was initially observed. The original tumor vaccines consisted of irradiated, allogeneic melanoma cells. Some patients enjoyed prolonged survival following treatment, although high serum IgM titers were elicited which reacted with cell membrane antigens and likely decreased clinical responses. In a phase II report, Morton et al. treated 136 patients with a vaccine consisting of 3 melanoma lines expressing large amounts of melanoma-associated antigens. Overall survival increased in several patients, and correlated with a positive skin test against the immunogen [6].

New strategies for tumor immunotherapy are designed to increase tumor vaccine immunogenicity, resulting in enhanced specific T cell responses. Some procedures involve genetically altered tumor vaccines; introducing genes coding for cytokines, costimulatory molecules, or components of the major histocompatibility complex (MHC) into tumor cells [7, 8].

Conversely, other approaches to tumor vaccination utilize altered autologous antigen-presenting cells to present tumor associated antigens [9, 10]. Since the mechanism of the molecular events involved in immune recognition is now elucidated, new and exciting strategies in anticancer therapeutics are emerging. Researchers now understand some of the crucial portions of primary and secondary signaling pathways that are activated when T and B lymphocytes produce an immune response to a tumor cell [reviewed in 11-13]. T cell recognition of antigen requires the formation of a trimolecular complex comprised of: 1) the major histocompatibility complex (MHC); 2) the T cell receptor (TCR); and 3) a short segment of intracellularly-processed protein associated with the MHC. Antigen presentation of cell-surface peptides to T cells can occur in association with either MHC class I or II molecules; the former associated with CD8+ T cell responses (usually cytolytic T cells [CTL]), and the latter associated with CD4+ T cell responses (usually helper T cells [TH]). Since most tumors do not express MHC class II, it is generally accepted that the enhancement of CD8+ mediated immune responses is of paramount importance in anti-cancer immunotherapeutics. Tumor specific proteins are proteolytically cleaved into fragments of 8-12 amino acids in length, the peptides are presented on the cell surface in association with MHC class I, and the complex is recognized by the TCR of naive T cells [11, 13].

Significant progress in the discovery and characterization of tumor-associated antigens (TAA), beginning with the identification of melanoma antigen (MAGE) earlier in this decade, is evident [14, 15]. Intensive research into these moieties as potential targets of immune-based cancer treatment is continuous. These TAA targets can be classified into four general groups:

        1. "Cancer/testis" antigens, including the MAGE gene family [16-21], whose expression in normal tissues is limited to testis and whose genes have been mapped to the X chromosome;

        2. Antigens derived from viruses such as Human Papilloma Virus [22, 23] and Epstein-Barr Virus [24];

        3. Differentiation antigens such as PSA [25, 26], prostate-specific membrane antigen (PSMA) [27-29], Melan-A/MART-1 [30], and gp100 [31],

        4. Antigens existing in a modified or mutated state in tumors as compared to normal tissue, such as ras [32, 33] and p53 [34, 35].

Favorable results continue to be reported as compared with standard treatments such as chemotherapy and radiotherapy, and so hold promise for decreasing patient mortality.

2.3 CAPVAX: A DENDRITIC CELL/RECOMBINANT PROSTATE SPECIFIC MEMBRANE ANTIGEN IMMUNOTHERAPY FOR PROSTATE CANCER

CaPVax is an autologous cellular immunotherapy being studied for the treatment of hormone refractory metastatic prostate cancer. CaPVax is based on mature autologous DC loaded ex vivo with rPSMA. The rPSMA-DC are prepared ex vivo wherein the patient's leukapheresed peripheral blood mononuclear cells (PBMC) are processed in a 7-day incubation procedure, including an overnight incubation period with inactivated

BCG and same-day osmotic loading with rPSMA. This methodology produces mature rPSMA-loaded autologous DC that are then injected back into the patient. The pharmacologic rationale for CaPVax is to elicit a potent anticancer T cell response as a result of the efficient presentation by the DC of rPSMA in the form of a complex of antigen and MHC molecules to T cells. The goal is to elicit a specific antigen-specific immune response in HRPC patients.

        2.3.1 PROSTATE SPECIFIC MEMBRANE ANTIGEN

PSMA is a 750 amino acid type II transmembrane membrane glycoprotein containing 10 potential N-linked glycosylation sites [36]. PSMA is composed of a 19 amino acid intracellular portion, a 24 amino acid transmembrane portion, and a 707 amino acid extracellular portion [37].

The expression of PSMA in human tissues has been extensively studied [27, 36, 38-40]. Evidence from immunohistochemical studies using the anti-PSMA antibody 7E11.C5 indicates that PSMA is highly, but not exclusively, specific for prostatic epithelial cells [29, 36, 38, 40-41]. Immunohistochemical and Western blot studies indicate weak but detectable PSMA expression in salivary gland, brain, and small intestine [27, 36, 39, 42]. In contrast, these studies confirmed the highest expression of PSMA in prostatic tissues. Similarly, results from ribonuclease protection assays utilizing prostatic and 11 other human tissue types indicated strong prostatic expression and weak expression in brain and salivary tissues. In collaboration with Hybritech, Inc. (San Diego, CA), quantitative ELISA assays were performed for PSMA presence in the membrane and cytosol fractions of a variety of tissues. Results again point to the high degree of prostate specificity of PSMA (Table 1).

TABLE 1: PSMA LEVELS IN HUMAN TISSUE SPECIMENS

--------------------------------------------------------------------------------------------------------------
  TISSUE                                  PROTEIN (mg/ml)           PSMA (ng/ml)          PSMA/PROTEIN x 10(-6)
--------------------------------------------------------------------------------------------------------------
  PROSTATE (NORMAL)
   Membrane                               10.2                      10,492                1,029
   Cytosol                                7.8                       138                   18
--------------------------------------------------------------------------------------------------------------
  PROSTATE (BENIGN)
   Membrane                               7.7                       4,701                 611
   Cytosol                                9                         267                   30
--------------------------------------------------------------------------------------------------------------
  PROSTATE (CANCER)
   Membrane                               19.6                      69,789                3,561
   Cytosol                                11.3                      718                   64
--------------------------------------------------------------------------------------------------------------
  BREAST (NORMAL)
   Membrane                               3.8                       79                    21
   Cytosol                                2.9                       1.1                   0.4
--------------------------------------------------------------------------------------------------------------
  BREAST (CANCER)
   Membrane                               20.4                      884                   43
   Cytosol                                11.6                      23.5                  2
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
  TISSUE                                  PROTEIN (mg/ml)           PSMA (ng/ml)       PSMA/PROTEIN x 10 (-6)
--------------------------------------------------------------------------------------------------------------
  SMALL INTESTINE                         4.5                        4.6                  1
--------------------------------------------------------------------------------------------------------------
  LARGE INTESTINE
    Membrane                              8.6                        71.3                 8.3
    Cytosol                               6.2                        2.3                  0.4
--------------------------------------------------------------------------------------------------------------
  KIDNEY
    Membrane                              17.2                       31.5                 1.8
    Cytosol                               10.9                       0.7                  0.1
--------------------------------------------------------------------------------------------------------------
  OVARY
    Membrane                              4.8                        244                  51
    Cytosol                               6.4                        21.3                 3.3
--------------------------------------------------------------------------------------------------------------
   LIVER
    Membrane                              24.1                       64.3                 2.7
    Cytosol                               18.9                       1.9                  0.1
--------------------------------------------------------------------------------------------------------------
   BONE
    Membrane                              8.5                        21.7                 2.6
    Cytosol                               3.4                        0.9                  0.3
--------------------------------------------------------------------------------------------------------------
   SKIN
    Membrane                              2.1                        17                   8.1
    Cytosol                               6.2                        2.3                  0.4
--------------------------------------------------------------------------------------------------------------



Detailed studies of PSMA expression in prostatic tissues were conducted on 184 whole mount step-sectioned prostate specimens after radical prostatectomy [38]. In this study, intense immunoreactivity for PSMA with 7E11.C5 was observed in all cases. The mean number of cells staining in benign epithelium and prostatic intraepithelial neoplasia (PIN) was lower than in adenocarcinoma. Staining was highly specific for epithelial cells and adenocarcinomas were most intensely stained with the highest grade cancers showing intense staining of almost every cell. This observation is consistent with biochemical studies showing that PSMA mRNA expression is downregulated by steroids such as 5-(alpha)-dihydrotestosterone and is upregulated by BFGF, TGF-(alpha), and EGF [27]. This behavior corresponds to the elevated expression of PSMA in hormone refractory tumors. Thus, its expression patterns from normal tissue to advanced cancer makes PSMA a very useful marker for treatment and prediction of outcome in patients with prostatic cancer.

In summary, these studies combine to indicate that PSMA is an excellent target for immunotherapy, having the required tissue specificity. For this phase I clinical trial rPSMA is contract manufactured through Medarex, Inc. (Annandale, NJ).

        2.3.2 DENDRITIC CELL-BASED IMMUNOTHERAPY

T cells are the major immune system component largely responsible for the recognition and destruction of tumor cells based on expression of specific tumor-associated antigens. As the specific mechanisms underlying the immune response were revealed, this information was utilized to elicit or amplify antitumor immune response.

T cell immune responses begin with the interaction of the T cell receptor with antigenic peptides bound to MHC proteins. If this interaction is accompanied by binding of costimulatory receptors (e.g. CD28) to their ligands (CD80 and CD86), then an intracellular cascade of biochemical events is triggered that results in T cell activation and proliferation. Activated T cells are able to lyse target cells, e.g. tumor cells, which express the stimulating antigen and the appropriate MHC protein. Antigen-presenting cells are specialized cells that express the required molecules involved in T cell activation events. DC are considered the most potent antigen presenting cell (APC), capable of initiating primary T cell responses [11-13, 43,44].

DC express high levels of MHC class I and II molecules, as well as abundant levels of costimulatory factors. In their immature state, they display phagocytic and macropinocytotic activity. As they mature, surface receptors involved in antigen uptake undergo down-regulation. Concurrently, DC enhance their ability to process and present antigen to naive T cells. DC stimulate naive T cells to become antigen-specific effectors more effectively than any other APC, and they do so following their migration to primary lymphoid tissue where such T cells are predominantly located [45]. The ability of each dendritic cell to stimulate as many as 100 T cells in vitro provided the scientific rationale for our approach using the adoptive transfer of DC.

DC are found in low abundance in various tissues, and obtaining sufficient numbers of DC from prostate cancer patients can be difficult in light of the patients' past cancer therapy, which may have compromised their immune system. DC were successfully isolated and cultured from PBMC from such prostate cancer patients [46]. After incubation of adherent PBMC in the presence of Leukine(R), and IL-4 (each 500 U/mL) for 7 days, the majority of cells have dendritic morphology and possess cell surface markers characteristics of DC (CD3(-), CD14(-), CD19(-), CD1a(+), CD4(+), CD11c(+), and HLA-DR(+)) [46]. These culture methods allow for ex vivo expansion of autologous DC from tumor-bearing patients in sufficient numbers for use in immunotherapeutic studies. Autologous DC are charged with tumor antigens, and introduced back into patients as a cancer vaccine. Several clinical trials involving readministration of autologous DC pulsed with tumor antigens have been conducted with positive clinical outcomes (Table 2).

The majority of the trials are for the treatment of several different types of malignancy with a single exception treating HIV. The only consistent finding from all the reports is the absence of serious adverse reactions. Regardless of the route of injection, dose or source of antigen, administration of DC is well tolerated and does not induce autoimmune disease [47]. The only adverse events that have been reported are mild fever and swelling of the lymph node when cells are introduced intranodally.

From the clinical trials reported to date, it is difficult to reach a consensus on any variable, such as dose, route of administration, antigen, etc., other than safety because

\



of the large differences in trial design. It is also uncertain the extent to which the DC immunotherapy is therapeutic because the number of patients treated thus far is small. However, the responses reported thus far are encouraging and warrant further investigation.

TABLE 2: SUMMARY OF CLINICAL TRIALS UTILIZING DC

---------------------------------------------------------------------------------------------------------------------------
                                          NUMBER OF          ROUTE OF          NUMBER OF        ADVERSE         CLINICAL
DISEASE              ANTIGEN              PATIENTS        ADMINISTRATION          DC           REACTIONS        RESPONSE
---------------------------------------------------------------------------------------------------------------------------
  B Cell             Tumor                    4                i.v.*         2-32 million         None              3
  Lymphoma(9)       Specific                                                                                    Responders
                    Idiotype
---------------------------------------------------------------------------------------------------------------------------
  CEA Expressing   CEA Peptide               11                i.v.             10-30             None              2
  Tumors[47]                                                                   million                          Responders
                                              8             i.v./i.d.**      100 million/
                                                                              1 million
---------------------------------------------------------------------------------------------------------------------------
  Prostate            PSMA                   95                i.v.         5-30 million          None             28
  Cancer[48-49]     Peptides                                                                                   Responders
---------------------------------------------------------------------------------------------------------------------------
  Melanoma         Tumor Lysate              16              Intranodal       1 million           None             5
                     or MAGE                                                                                   Responders
                    peptides
---------------------------------------------------------------------------------------------------------------------------
  HIV[51]           Gp 160 or                 6                i.v.                               None             No
                  Env, gag and                                                                                 Responders
                  pol peptides
---------------------------------------------------------------------------------------------------------------------------
  Renal Cell       Tumor Lysate               4                i.v.             5-10              None             1
  Carcinoma[52]                                                                million                         Responder
---------------------------------------------------------------------------------------------------------------------------
  Multiple             Tumor                 12                i.v.             0.5-11            None             3
  Mylemona[53]       Specific                                                  million                         Responders
                     Idiotype
---------------------------------------------------------------------------------------------------------------------------


*  Intravenous administration

** Intradermal administration

      2.3.3 DC LOADED WITH PSMA ACTIVATE ANTIGEN SPECIFIC CD4(+) AND CD8(+) T CELLS FROM PROSTATE CANCER PATIENTS

The ability of DC from prostate cancer patients to activate autologous T cells was evaluated in vitro. Prostate cancer patients' DC were loaded with PSMA using methods to enhance immunologic potency: 1) inclusion of inactivated BCG mycobacteria to elevate CD83 and CD86 expression on the DC; and 2) osmotic loading using hypertonic medium to promote the engulfing of exogenous PSMA.

DC from several prostate cancer patients were loaded with rPSMA or PSMA purified from LNCaP cells (LnPSMA). The LNCaP cell line was derived from a needle aspiration biopsy of the left supraclavicular lymph node of a man with confirmed metastatic prostate adenocarcinoma and expresses several prostate specific characteristics, including expression of PSMA. The DC were osmotically loaded with either LnPSMA or rPSMA in the presence of BCG. These PSMA loaded DC were then co-cultured with autologous PBMC. The T cells stimulated by the DC during the 10 day co-culture were isolated and co-cultured a second time with PSMA loaded autologous DC. Beginning seven days after the second co-culture, T cell reactivity to PSMA was determined on a weekly basis using an enzyme-linked immunoadsorbent assay (ELISA) to measure interferon-(greek gamma) (IFN((greek gamma)) secretion. At various time-points, most of the patients' T cells studied had reactivity to PSMA. In one typical assay, PSMA-specific T cells were generated from the PBMC of patient 105 (Figure 1). Three in vitro stimulations with DC loaded with either LnPSMA or rPSMA were performed. Following this, T cells were reactive with autologous DC osmotically loaded with either LnPSMA (Figure 1a) or rPSMA (Figure 1b). Both rPSMA and LnPSMA loaded DC that were matured with BCG produced activated, antigen specific T cells.

In another experiment, DC were loaded with different amounts of LnPSMA to define the optimum amount of antigen for T cell stimulation (Figure 2). Two different concentrations of DC (2 x 10)(7) or 1 x 10(7)) were osmotically loaded with 15 to 60 ug PSMA in a 0.2 mL volume. (~75-300 ug/mL). 1 x 10(7) DC were osmotically loaded with 60 ug ovalbumin (OVA) in a 0.2 mL volume (~300 ug/mL) as a specificity control. These DC were mixed with autologous PSMA-reactive T cells. Cultured T cells were washed and added to 96-well plates at 5 x 10(4) cells/well in duplicate. Autologous DC pulsed with PSMA, OVA, or unpulsed were added to the autologous T cells at 5 x 10(4) cells/well. After 24 hours incubation, 150 ul of supernatant was removed from each culture. An ELISA using paired antibodies from the manufacturer (Endogen, Inc. , Woburn, MA) measured the amount of IFN(greek gamma) present. When 1 x 10(7) DC were loaded with PSMA, IFN(greek gamma) secretion was observed maximally with 30 ug PSMA. When 2 x 10(7) DC were loaded with PSMA, a slight dose-dependent decrease in IFN(greek gamma) secretion was observed with minimum IFN(greek gamma) secretion at 60 ug PSMA. However, the amount of IFN(greek gamma) secretion was greater - and more highly specific - when 2 x 10(7) versus 1 x 10(greek gamma)(7) DC were loaded with PSMA. Therefore, we chose to load 30ug PSMA in order to achieve strong immunoreactivity.

In a subsequent experiment, a constant amount of LnPSMA (60 ug) was osmotically loaded into various concentrations of DC - from 2 x 10(6) to 2 x 10(7) - to define the optimum number of DC (per a given amount of antigen) for T cell stimulation (Figure 3). Four different concentrations of DC were osmotically loaded with LnPSMA as before in a 0.2 mL volume. DC were osmotically loaded with 60 ug ovalbumin (OVA) in a 0.2 mL volume as a specificity control. These DC were mixed with autologous PSMA-reactive T cells. IFN(greek gamma) secretion was measured after 24 hours. Standard ELISAs were performed to assess IFN(greek gamma) secretion. Immunoreactivity was comparable, regardless of the amount of DC; a true dose-dependent effect of DC concentration of IFN(greek gamma) secretion was not observed. This assay demonstrated that 2 x 10(7) DC could be loaded with a LnPSMA concentration nearly approximating that used in our clinical methodology.

We propose to include inactivated BCG in the final 18-24 hours of dendritic cell culture because of its ability to stimulate maturation of DC and thereby to enhance T cell activation. BCG treatment upregulates the expression of several surface molecules crucial to the enhanced function of a dendritic cell as an APC, including CD40, CD54, CD80, CD83 and CD86 (Figure 4).

[Figure 1: Specific cytokine secretion by PT 105 T cells stimulated with PSMA osmotically loaded into BCG-treated DC.]

[Figure 2: Specific cytokine secretion by PT 112 T cells stimulated with BCG-treated DC osmotically loaded with PSMA.]

[Figure 3: Specific cytokine secretion by PT 66 T cells stimulated with BCG-treated DC.]

[Figure 4: Dendritic cell characterization.]

3. OBJECTIVES

The primary objective of this study is to assess the safety of immunization with CaPVax, mature autologous DC loaded with rPSMA, in the treatment of patients HRPC. The secondary objective is to monitor the potential clinical response of administering CaPVax.

The study hypotheses represent primary objectives. Each primary objective is addressed by endpoint measures which provide objective criteria for evaluating the hypothesis. Secondary objectives are addressed with statistical methods that evaluate other benefits of treatment.

3.1 STUDY HYPOTHESIS AND ENDPOINTS

HYPOTHESIS 1: Serious adverse events (AEs) which are either probably or possibly related to treatment with CaPVax injections will rarely occur among study subjects.

ENDPOINT 1: A subject is coded as having experienced a serious AE provided at least one of the AEs listed in Section 10.2 occurs anytime during the study period. The AE must be at least possibly related to treatment, as defined in
Section 10.1.

HYPOTHESIS 2: As a result of treatment, a significant proportion of patents will experience either a partial or a complete response to their HRPC.

ENDPOINT 2: A patient is coded as having a partial or a complete response provided he satisfies the "response evaluation" criteria defined in section 11.2.

4. PATIENT ELIGIBILITY

4.1 INCLUSION CRITERIA

       1. Histologic proof of prostate carcinoma, progressing hormone refractory disease after antiandrogen withdrawal trial, in the presence of castrate serum testosterone levels (<30 ng/dl). Progression can manifest as:

              - A 50% increase in PSA level from the nadir PSA level confirmed twice and measured at least two weeks apart;

              -      new bone pain, or new lesion on bone scan; or,

              - progression of soft tissue disease as evidenced by standard radiographic methods of evaluation, i.e. CT or MRI.

              Hormone therapy, with the exception of antiandrogens (e.g. LHRH) to maintain androgen ablation must continue.

       2.     Age greater than 18 years old.

       3.     Life expectancy of at least 1 year.

       4. Zubrod or Eastern Cooperative Oncology Group (ECOG) performance status of 0-1.

       5. Patients must have limited bone disease defined as less than or equal to 3 metastatic sites on a bone scan and minimal symptoms.

       6. Adequate hematological function i.e. Hemoglobin > 12.5mg/dl, absolute lymphocyte count (ALC) > 500/ mm(3), absolute neutrophil count (ANC) > 1,000/mm(3), Platelets> 150,000/mm(3).

       7. Adequate hepatic and renal functions, i.e. bilirubin < 1.5mg/dl, SGOT/SGPT < 2 times the upper limit of normal, serum creatinine < 2.5mg/dl, or creatinine clearance > 50ml/min.

       8. Signed informed consent before any study procedure, keeping with the institutional policies, indicating that the patient is aware of the investigational nature of this study. The consent form is appended to this protocol (see Appendix K).

4.2 EXCLUSION CRITERIA

       1. History of prior malignancy other than prostate cancer, clinically evident within the 24 months preceding enrollment into the study, except curatively-treated basal cell or squamous cell carcinoma of the skin.

       2. Patients must NOT have received prior chemotherapy, radiation therapy for metastatic disease, including Strontium-89, or other investigational therapy that may result in a compromised immune system.

       3. Patients who received any immunosuppressives such as Prednisone, Hydrocortisone, or Ketoconazole in the four weeks prior to enrollment in the study are not eligible.

       4. Patients with brain metastases, uncontrolled heart, liver or renal diseases, or other serious intercurrent illness (including known HIV or hepatitis positive) are NOT eligible.

       5.     Prior splenectomy.

       6. History of severe asthma, anaphylaxis or other serious adverse reactions to vaccines or any of the antigens included in the skin test.

       7. History of immunodeficiency or autoimmune disease such as rheumatoid arthritis, systemic lupus erythematosus, scleroderma, polymyositisdermatomyositis, Juvenile onset insulin dependent diabetes, or vasculitis.

       8. Impending untreated spinal cord compression or urinary outlet obstruction.

       9. Patients with a positive2-step Purified Protein Derivative (PPD) skin test or history of previous BCG vaccination or Tuberculosis
              (TB) exposure.

       10. Positive virology screening test (Hepatitis B surface Antigen (HbsAg), Anti-Hepatitis core Antigen (a-HBc), Liver enzyme
              (ALT)-surrogate marker for non A, B, C hepatitis virus, Anti-HIV 1 Antibody (a-HIV-1), Anti-HIV 2 Antibody (a-HIV-2), Anti-human T lymphotropic virus 1(a-HTLV-1), Syphilis, HIV Antigen (HIV-1 p24Ag), Anti-Hepatitis C Virus (a HCV)).

       11. Patients may NOT take any medication that may affect immune function, with the following exceptions: nonprescription strength doses of NSAIDS, acetaminophen or aspirin, low doses of antihistamine therapy, normal range doses of vitamins and H2 blockers.

5. TREATMENT PLAN

PBMC are isolated by leukapheresis from the patient before treatment begins. An aliquot of these cells is cryopreserved for further ex vivo culture. After thawing and culturing PBMC, adherent cells are cultured ex vivo for six days with IL-4 and Leukine(R) to generate DC. Inactivated BCG is added to the dendritic cell cultures to facilitate maturation of the cells and to stimulate a strong carrier immune response after intradermal administration. Eighteen to twenty-four (18-24) hours after BCG treatment, rPSMA is added under hypertonic conditions. Patients receive four injections of 5 million, 10 million, or 20 million rPSMA loaded autologous DC by intradermal injection [one dose is administered every month (26-32 days)]. Each patient is observed for 2 hours after administration. Some patients may need to have a second leukapheresis (between 4-12 weeks after the first one), depending on the yield of the first leukapheresis and ex vivo expansion.

The interval one month (26-32 days) between injections was selected to avoid excess loss of any beneficial immunological response. Four injections were selected to achieve sufficient restimulations to generate a maximum T cell response.

At the study center, all CaPVax injections are given intradermally into one thigh followed by intradermal injections in alternating thighs at subsequent injections (refer to section 7.5.2). Three patients are enrolled first in the 5 x 10(6) DC dose level. If no adverse reactions occur 48 hours after the first injection, the dose will be escalated to 10 x 10(6) DC in another three patients. If no adverse reactions occur 48 hours after the first injection, three patients are enrolled at the highest dose, 20 x 10(6) DC. The rest of the patients are randomized for one DC dose level such that there are 10 patients per dose level at each study center (see section 12 for sample size considerations).

If there is evidence of an AE in at least one patient in any dose level, then the committee for AEs determines if this is a favorable response or an AE (please refer to Section 10). If it is determined that it is an AE, then 3 more patients are enrolled at that same dose before escalation to a higher dose.

6. PRE-TREATMENT EVALUATION

6.1 SCREENING

Screening of patients for participation in this clinical trial takes place within 4 weeks prior to enrollment in order to verify that each patient meets all study criteria (see section 4.0). Patients failing the initial screening due to out of range laboratory values may be rescreened at the investigator's discretion. All patients screened should be documented using a screening log. Each patient enrolled in the study must sign the consent form (see Appendix K) and fill out a patient registration form (see Appendix F).

       6.1.1  PROCEDURES AND TESTS

Prior to the first vaccination, Day 1, the following procedures and tests are performed or administered (see Appendix A):

       1. The patient's medical history and complete physical examination including vital signs, height and weight, and Zubrod performance score (see Appendix B).

       2. A skin prick test panel provided by the sponsor with control and 3 common recall antigens (Candida Albicans, Mumps, PPD). These tests are read at 15 minutes after inoculation for immediate-type hypersensitivity to any of the antigens and approximately 48-72 hours after administration for delayed type hypersensitivity
              (DTH). Palpable indurations of 5mm or more indicate a positive reaction. The absence of induration less than 5mm is considered negative. The widest diameter of distinctly palpable induration is measured and a Polaroid photograph will be taken (see Appendix C). The PPD skin test is administered as a two-step test. If the first test is negative, the test is repeated one week later to rule out any false negative result. This ensures a PPD naive patient population.

       3. 12 lead EKG. EKG is read and the report signed by the cardiologist.

       4.     Chest x-rays (PA and lateral views).

       5.     Blood and urine are collected for the following:

                     - Hematology (Complete blood count (CBC) & differential);

                     - Blood Chemistry parameters (Chemistry 22) Chem-22 profile includes the following specific measurements: sodium, potassium, chloride, bicarbonate, BUN, creatinine, magnesium, calcium, phosphorus, glucose, SGPT, total bilirubin, albumin, total alkaline phosophatase, lactate dehydrogenase;

                     -      Serum Markers (PSA & PAP);

                     - Serum Markers of autoimmune disease [Erythrocytic sedimentation rate (ESR) and Antinuclear antibodies
                            (ANA)];

                     -      Testosterone;

                     -      Urinalysis with microscopic examination.

       6.1.2 TUMOR IMAGING

Bone scan, Chest x-ray, and CT of the abdomen and pelvis are performed at screening. Measurable disease is defined in Section 11.0. Follow up bone scan, chest x-ray, and CT scans are repeated at Week 20 and Week 26.

       6.1.3 ASSESSMENT OF PATIENT'S QUALITY OF LIFE (SEE APPENDIX D) AND BRIEF PAIN INVENTORY (SEE APPENDIX E)

7. ON STUDY EVALUATION (SEE APPENDIX A FOR SCHEDULING)

7.1 LABORATORY PROCEDURES AND MEASUREMENTS

       1.     Routine Safety Laboratory Tests

                     - Safety-related hematology, blood chemistry, and physical examinations are performed at various intervals throughout the study. Testosterone level and urinalysis are performed at screening and week 14 (see Appendix A, Study Diagram).

       2.     Hematology Parameters

                     - Hematology testing consists of CBC, differential, and platelets.

       3.     Blood Chemistry Parameters (Chem-22)

       4.     Urinalysis with microscopic examination

       5.     Physical Examinations

                     - Physical examinations include monitoring vital signs to observe a generalized systemic reaction, examining the vaccination site for any local or regional reaction, reviewing any quality of life changes, and discussing degree of pain (see Appendices D and E, respectively).

7.2 SPECIAL LABORATORY TESTS

       1.     Serum PSA is measured.

       2.     Serum PAP is measured.

       3.     Serum testosterone is measured.

       4.     Serum markers of autoimmune disease are measured (ESR and ANA).

7.3 IMMUNOLOGY DETERMINATIONS

The tests described in this section are performed at Northwest Biotherapeutics, Inc. Blood for immune monitoring is drawn prior to the first leukapheresis, prior to each injection, and at weeks 14, 20, and 26 (see Appendix A). PBMC are isolated and utilized for the following immunological determinations:

       1. Nonspecific immune response: stimulation of PBMC with anti-CD3 measured by proliferation;

       2. BCG specific cellular response: stimulation of PBMC with Tuberculin-purified protein derivative (PPD), a component obtained from human strains of Mycobacterium tuberculosis, measured by proliferation;

       3.     PSMA specific antibodies: measured in serum by ELISA;

       4. PSMA specific cellular response: stimulation of PBMC by autologous DC loaded with rPSMA measured by cytokine production (ELISA or ELISPOT).

7.4 SKIN TESTS

       1. Nonspecific cellular immune response: skin test using 2 additional common recall antigens (Candida albicans, Mumps).

       2.     PPD specific DTH response: skin test using PPD.

7.5 TREATMENT DEFINITIONS

       7.5.1 LEUKAPHERESIS AND BLOOD DRAW

Prior to beginning CaPVax immunotherapy, patients are leukapheresed at the Apheresis Unit of the study center. Another leukapheresis may be performed between the first and fourth treatments depending on the DC yield from the first leukapheresis.

Prior to each leukapheresis, a blood work-up is done at the study center to include CBC, platelet count, and Chem-22. Blood is drawn for immune monitoring prior to the CaPVax injections and on follow-up at weeks 14, 20, and 26. The blood is shipped to the sponsor.

       7.5.2 CAPVAX INJECTIONS

Five, ten, or twenty million mature, autologous rPSMA-loaded DC are injected intradermally in a shaved, clean area of the thigh. The CaPVax injections are given in alternating thighs once every month (26-32 days) for a total of 4 treatment cycles.

Mature DC are defined as CD11c positive, CD14 negative cells as determined using flow cytometry. The percentage of CD14 positive cells varies from patient to patient and thus requires an adjustment in the number and volume of cells injected to achieve the originally planned dose of DC. The following is an example of how the injection volume is determined:

FORMULA FOR CALCULATING INJECTION VOLUME:

Cell count per vial / 0.25mL = Cells per mL

Dose to be administered / Percent CD14 negative, CD11c positive cells = cell number to inject

Cell number to Inject / cells per mL = Injection volume

FOR EXAMPLE:

If the cell count per vial is 10 x 10(6) and the percent CD14 negative, CD11c positive cells is 67%, and the dose to be administered is 10 x 10(6) cells,
THEN:

10 x 10(6) (cells per vial) / 0.25mL = 40 x 10(6) cells per mL

10 x 10(6) / 0.67 = 14.9 x 10(6) = cell number to inject

14.9 x 10(6) / (40 x 10(6) cells per mL) = 0.37mL

Volume to inject = 0.37mL

Instructions for injection are provided with each shipment of CaPVax. Each patient has lot specific injection instructions that is provided by the sponsor. These instructions clearly indicate how much vaccine is injected. It is expected that the number of injections given per dose of DC will not exceed 8 injections for one round of treatment.

       7.5.3 CLINICAL EVALUATION

Patients are evaluated every month by one of the study physicians. Aside from the above listed blood tests, CBC and Chem-22 studies are obtained at every interval. Physical examination at each follow-up visit is documented (see Appendix A). Quality of life, pain score assessments, and monitoring for autoimmune disease are evaluated as well.

       7.5.4 TOXICITY MONITORING

Both acute and chronic toxicity are monitored. Monitoring for acute toxicity takes place during and immediately following injection for a period of two hours. Patients are observed for the development of an immediate localized allergic reaction or anaphylactic reaction during this time. Chronic toxicity is evaluated at the monthly physical examination. Although the nature of chronic toxicity following injection of CaPVax is unknown, physical examination, history, and quality of life assessments are recorded along with all pertinent laboratory tests.

8. PATIENT DISCONTINUATION

8.1 OFF-STUDY CRITERIA

Patients who require other treatments for prostate cancer or for a complication of the cancer (e.g. vertebral collapse) are taken off study. They will be included in the follow-up analysis. Such patients are considered as failures and will be followed by one of the participating physicians and the data center, with information collected periodically.

Non-compliance with the protocol or a patient's refusal to continue with the study are also reasons for discontinuation.

8.2 PATIENT DISCONTINUATION DUE TO SEVERE ADVERSE EVENT

See Section 10, Adverse Events.

9. CONCOMITANT MEDICATIONS

Medications taken by the patient within seven days prior to the first vaccination and throughout the study is recorded on the appropriate case report form. A potential patient is not eligible to enter the study if they are taking any medication that may affect immune function, with the following exceptions:

       - Patients may take doses of nonprescription strength NSAIDS, acetaminophen, ibuprofen or aspirin for non-chronic headache, muscle pain, trauma or prophylaxis as long as their dosing regimen complies with the recommended dose as found on the product label/package insert.

       - Patients may receive antihistamine therapy for colds or allergies at low doses.

       - Patients must continue LHRH agonists, if they were on LHRH agonists at the initiation of the trial.

       - Patients may take vitamin supplements within a dose range not associated with toxicity.

       -      Patients may take cimetidine or other H(2) blockers.

       - Patients may receive a maximum of two short courses (not more than 10 days per course) of antibiotics for treatment of minor infection, but not more frequently than twice in a 45 day span.

Any other medications that may affect immune function are contraindicated for the duration of the patient's study participation. The same exceptions as above apply during the study.

10. ADVERSE EVENTS

10.1 ADVERSE EVENT RECORDING

An objective of this study is to evaluate the safety of CaPVax. Therefore, clinical AEs occurring during and after vaccine treatment must be recorded.

An AE is defined as any change in signs or symptoms, and may include a single symptom or sign, a set of related symptoms or signs, or a disease. An AE must be recorded even if it is unlikely to be causally related to the study drug.

Patients are instructed to report any AE to the investigator. On each day of evaluation, the patient is questioned in a general way regarding any new medical problems and new or changed medications. All AEs are documented in the source document and on the AE form.

The intensity of all AEs not localized to the CaPVax injection site are graded according to the National Cancer Institute (NCI) Common Toxicity Criteria (see Appendix L). AEs that are considered by the investigator to be localized or related to the injection site will be graded according to the Injection Site Reaction section of the NCI Common Toxicity Criteria (see Appendix L).

The relationship to study treatment is characterized as not related, possibly related, or probably related and is determined according to the following guidelines:

       PROBABLY RELATED: a direct cause and effect relationship between the study treatment and the AE is likely;

       POSSIBLY RELATED: a cause and effect relationship between the study treatment and the AE has not been demonstrated at this time and is not probable, but is also not impossible;

       NOT RELATED: there is no question that the AE is definitely not associated with the study treatment (comment on other etiology in comments section of the clinical report form).

Any patients withdrawn from the study should have the end-of-study (week 14 or week 20) procedures performed at that time, unless patient declines.

10.2 SERIOUS ADVERSE EVENT REPORTING

The Ambulatory Unit of the Principal Investigator's site is contacted during a serious AE in order to determine the physician on call, who is notified and apprised of the situation. A serious AE is defined as one of the following:

       -      Death

       - An event which is life threatening. In the opinion of the investigator, the patient was at immediate risk of death due to the event as it occurred.

       - An event which results in persistent or significant disability/incapacity.

       - An event which requires inpatient hospitalization or prolongs hospitalization.

       -      A laboratory abnormality which meets any of the above criteria.

       - An important medical event that, based upon appropriate medical judgement, may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed above.

10.3 MANAGEMENT OF A BCG-RELATED ADVERSE EVENT

Repeated intradermal injection of attenuated BCG is safely used for the treatment of bladder cancer (54), colon cancer (55, 56), prostate cancer (57), and melanoma (58). Inactivated BCG is used in the production of CaPVax for the purposes of maturing the DC ex vivo. However unlikely, inactivated BCG may trigger a hypersensitivity reaction including symptoms of persistent fever or skin ulceration. These adverse reactions will be treated as follows:

       - Cold packs or topical steroid preparation may be used for symptomatic relief of associated skin discomfort.

       - For low grade fever (<39 degrees Celsius). Administer oral paracetamol.

       - For high grade fever (>39 degrees Celsius) perform all of the following:

                     1.     Draw blood for standard blood culture set (x 2).

                     2.     Draw blood for Mycobacterial blood culture.

                     3. Test the residual sample of the CaPVax (i.e. DC vial retained from previous vaccination) for: gram stain, culture/sensitivity, AFB stain and culture, fungal smear and culture.

                     4. Administer one gram (1g) of ampicillin every four hours (IV).

                     5.     Administer 5mg/kg of gentamicin daily (IV).

                     6. Or, if the patient is allergic to penicillin, administer one gram (1g) of vancomycin every 12 hours and 5mg/kg of gentamicin (IV).

                     7. Administer three-drug antituberculous therapy: 300mg of isoniazid once daily, 600mg rifampicin once daily, orally, and ethambutol (15mg/kg) once daily.

                     8.     Administer 100mg of hydrocortisone 4 times daily
                            (IV).

10.4 SERIOUS ADVERSE EVENT COMMITTEE

A designated committee is formed to evaluate any AEs. The committee is comprised of a physician and nurse from the site, a physician from the sponsor, and the sponsor's RA/QA Manager. The committee is responsible for handling any AEs that may occur during the course of treatment. For instance, a patient develops a severe local skin reaction after the second or third intradermal injection of CaPVax. Regardless of the type of reaction (favorable immune response or unfavorable adverse event) the committee determines the course of treatment, if necessary, and the study status of the patient, i.e. is the patient able to continue CaPVax therapy. If the patient is allowed to continue on-study, the committee may decide to tailor the dose or modify the dose interval or remove the patient from the study.

10.5 STOPPING CRITERIA

The dose level is discontinued if two serious adverse events are observed within the first ten patients treated. These adverse events must be deemed by the Serious Adverse Event Committee to be probably or possibly related to the study drug.

If the dose level is discontinued due to two SAEs occurring, the remaining patients are randomized to the remaining dose levels. There are two advantages of this strategy: 1) it is ethically desirable for the patients, since they are less likely to be treated at unsafe dose levels; and 2) it is scientifically desirable since it provides more information for the dose levels not terminated.

10.6 REPORTING AN ADVERSE EVENT TO THE FDA

The sponsor is responsible for reporting AEs to the FDA as described in 21 CFR
Section 312.32 (IND Safety Reports).

11. CRITERIA FOR DISEASE EVALUATION AND ENDPOINTS

All patients who receive CaPVax are evaluated primarily for safety. Patients are followed for a longer period of time (26 weeks) to monitor potential clinical response using NPCP criteria for evaluating patient response (see Appendix G).

11.1 DEFINITIONS

       11.1.1 MEASURABLE DISEASE

Requires bidimensionally measurable lesion with clearly defined margins by at least one of the following criteria:

              1. photographs or plain x-ray with at least one diameter > 0.5 cm.

              2. CT/MRI/or other imaging scans with at least one diameter > 1 cm (or the minimal limit of resolution of the technique, and/or

              3. palpable lesion with both diameters measuring at least 2 cm.

       11.1.2 EVALUABLE DISEASE

Masses with margins not clearly defined, palpable lesion with either diameter < 2 cm, and lesion with both diameters < 0.5 cm by x-ray, CT, or MRI. Serum PSA values are also considered evaluable. Bone scan lesions are considered evaluable.

11.2 RESPONSE EVALUATION

       11.2.1 RESPONSE FOR BIDIMENSIONALLY MEASURABLE DISEASE

       COMPLETE RESPONSE: disappearance of all measurable disease for at least six weeks (weeks 20-26).

        PARTIAL RESPONSE: reduction by at least 50% of the sum of two perpendicular diameters of measurable disease for at least six weeks (weeks 20-26).

    11.2.2 RESPONSE WITH EVALUABLE DISEASE (BONE SCAN ONLY)

        COMPLETE RESPONSE: disappearance of all bone scan lesions for at least six weeks (weeks 20-26).

        PARTIAL RESPONSE: partial regression or stabilization of bone scan lesions for at least six weeks (weeks 20-26).

    11.2.3 RESPONSE WITH EVALUABLE DISEASE (ELEVATED PSA VALUE ONLY)

        COMPLETE RESPONSE: undetectable PSA on three successive determinations spaced at least two weeks apart (weeks 12-26).

        PARTIAL RESPONSE: decline in PSA by at least 50% with maintenance of the decline on at least two consecutive determinations spaced at least two weeks apart (weeks 12-26).

11.3 PROGRESSION

Progression is defined as progression of CT or bone scan lesions (an increase in number and/or intensity) on consecutive bone scans, increase in the sum of the perpendicular diameters of measurable disease by at least 25%, a rise in PSA of greater than 50% from basline (on day 1 prior to the first CaPVax injection) on two consecutive determinations spaced at least two weeks apart, or new bone lesions on plain film and/or bone scan in the presence of a stable PSA.

11.4 STABLE DISEASE

Stable disease is defined as when a patient fails to qualify for either a response or progressive disease.

12. STATISTICAL CONSIDERATIONS

This is a two-center study, with equal numbers of patients treated at each site. All patients receive CaPVax injections and act as their own controls. The treatment plan is presented in Section 5.0.

12.1 STUDY DESIGN

Three patients per dose level are evaluated for toxicity. If these patients do not experience grade 3 or 4 toxicity, the study continues with the planned dose escalation. Descriptive statistics are used in the Phase I part of the protocol. Given results of PSA that is collected during the study, the generalized estimating equation (GEE) is used for statistical evaluation of response. Based on previous experience with a similar product, we chose sixty (60) patients to achieve a 95% probability of not missing an adverse event and to observe an actual response rate of about 20%.

12.2 SAMPLE SIZE CONSIDERATIONS AND STATISTICAL METHODS FOR PRIMARY OUTCOMES

The studies by Murphy et al [48, 49] together evaluated 109 different patients with treatment regimens similar to the ones of this proposal. Twenty-eight of the 109 patients (26%) had either a complete or partial response to treatment. There were no AEs reported among these 109 subjects related to treatment.

We chose the sample size (n) to be sufficiently large to provide a reasonable chance of detecting a serious AE, even if it is relatively rare in occurrence, and to provide an estimate of the efficacy of treatment. Using the Poisson probability distribution, there is 95% probability that AT LEAST one AE is observed for any event with a "true" occurrence rate of at least 5%, provided n=60. With n=60 and assuming the observed complete/partial response rate equals 25%, the 95% two-sided confidence interval for the "true" response rate among patients with HRPC equals 10% to 41%. Stated as a one-sided interval, with 95% confidence the "true" response rate would equal or exceed 14%.

Summary estimates of AE rates and their standard deviations are presented in tabular format. All AEs are reported and described on a case-by-case basis. Exact binomial probability calculations are used to estimate and provide the 95% confidence interval for the response rate, and a P-value quantifies the level of statistical significance of the data for this primary outcome.

12.3 STATISTICS FOR SECONDARY STUDY OBJECTIVES

    SECONDARY OBJECTIVE 1: Test the hypothesis that, on average over the study period, patients' PSA values will trend downward compared to screening values. Each subject is assayed eight times at various times between day 1 and week 26. Regression analysis using Generalized Estimating Equations
    (GEE) is used to test for trend of improvement over the study period.

    SECONDARY OBJECTIVE 2: Describe how the patient's experiences of pain, physical functioning and quality-of-life measures change during the course of treatment and during the follow-up period. For each patient over the study period pain is assessed five times using the Brief Pain Inventory, physical functioning is measured six times using both the Karnofsky and Zubrod Performance Scales, and quality of life assessments are obtained five times using the FACT-P questionnaire. Patient averages at screening and during the study weeks is graphed and the trends and tempos of these repeated measurements is modeled and analyzed using GEE.

    SECONDARY OBJECTIVE 3: Describe how the patient's skin test and other lab results change during the course of treatment and during the follow-up period. For each patient over the study period skin tests are assessed four times using four recall antigens (Candida, Mumps, and PPD) and CBC, differential blood chemistry and serum markers are measured nine times. Patient averages at screening and during the study weeks are graphed and the trends of these repeated measurements are modeled and analyzed using GEE.

12.4 STUDY ASSESSMENTS

    12.4.1 DATA CONTROL MEASURES

In order to assure adequate control and provide study data that are consistent and of the highest quality, the following measures are employed:

        1. Each clinical procedure (i.e. physical examination) for a particular patient is conducted by the same person if possible throughout the patient's study participation.

        2. Each clinical laboratory procedure is conducted by the same laboratory throughout the study.

        3. Data generated automatically is reviewed by the appropriate specialist, i.e. computer generated EKG interpretation is reviewed and signed off by a cardiologist.

13. INVESTIGATOR OBLIGATIONS

As indicated on FDA Form 1572, the Principal Investigator is responsible for the conduct of the clinical trial at the site and is responsible for personally overseeing the treatment of all study patients. The Principal Investigator must assure that all study site personnel, including Sub-investigators and other study staff members, adhere to the study protocol and to all FDA regulations and guidelines regarding clinical trials both during and after study completion.

13.1 INFORMED CONSENT

All subjects will be informed of the nature of the program, its possible hazards and their right to withdraw at any time, and will sign a form indicating their consent to participate prior to receiving any study-related procedures.

13.2 INSTITUTIONAL REVIEW BOARD

This protocol and relevant substantive data must be submitted to the appropriate Institutional Review Board (IRB) for review and approval before the study can be initiated. Amendments to the protocol are also submitted to the IRB prior to implementation of the change. A letter documenting IRB approval must be received by the Sponsor prior to initiation of the study. The Principal Investigator is also responsible for informing the IRB of the progress of the study and for obtaining annual IRB renewal. The IRB must be informed at the time of completion of the study and should be provided with a summary of the results of the study by the Principal Investigator. The Principal Investigator must notify the IRB in writing of any significant adverse reactions.

14. ADMINISTRATIVE CONSIDERATIONS

14.1 PRESTUDY DOCUMENTATION

The following documentation must be received by the study Sponsor prior to initiation of the trial: FDA Form 1572; curricula vitae of the Principal Investigator and all Sub-investigators; signed Protocol Agreement; copy of the correspondence from the IRB indicating approval of the protocol and consent form, signed by the IRB chairperson or designee; an IRB membership list containing the names and occupations of the IRB members; copy of the Informed Consent Form that was reviewed and approved by the IRB; clinical laboratory reference ranges for all tests required in the protocol and a copy of the laboratory license or accreditation.

14.2 STUDY DOCUMENTATION

The Investigator and study staff have responsibility for maintaining a comprehensive and centralized filing system containing all study-related documentation. These files must be suitable for inspection by the Sponsor or the FDA at any time, and should consist of the following elements: patient files (complete medical records, laboratory data, supporting source documentation, and the Informed Consent); study files (the protocol with all amendments, copies of all pre-study documentation, and all correspondence between the IRB, site, and Sponsor); and drug accountability files, containing a complete account of the receipt and disposition of the study drug.

14.3 DATA COLLECTION

Case Report Forms (CRFs) must be submitted to the Sponsor for each patient enrolled in the study. CRFs are to be completed in a neat, legible manner, using a black pen to ensure accurate interpretation of data. Any changes or corrections made on the CRFs must be dated and initialed by the individual making the change, and subsequently reviewed and signed by the Investigator. When corrections are made, the original entry should be crossed out using a single line. Do not erase, overwrite, or use white-out on the original entry. All datafields on the CRFs must be filled in.

14.4 PROTOCOL INTERPRETATION AND COMPLIANCE

The procedures defined in the protocol are carefully reviewed by the Investigator and his/her staff prior to the time of study initiation to ensure accurate representation and implementation. Protocol amendments, if any, are reviewed and implemented promptly following IRB approval. The Sponsor is responsible for submitting protocol amendments to the FDA as described in 21 CFR
Section 312.30 (Protocol Amendments).

14.5 STUDY MONITORING AND DATA COLLECTION

A representative from the Sponsor will visit the study center periodically to monitor adherence to the protocol and applicable FDA regulations, and the maintenance of adequate and accurate clinical records. CRFs are reviewed to ensure that key safety and efficacy data are collected and recorded as specified by the protocol. The Sponsor's representative (or designate) is permitted to access patient medical records, laboratory data and other source documentation as needed to appropriately monitor the trial.

14.6 DISCLOSURE OF DATA/PUBLICATION

Individual patient medical information obtained as a result of this study is considered confidential and disclosure to third parties other than those noted below is prohibited. Such medical information may be given to the patient's personal physician or to other appropriate medical personnel responsible for the patient's welfare. Data generated as a result of this study are to be available for inspection on request by the FDA, the Sponsor or Sponsor's representative and by the Institutional Review Board.

Presentation or publication of the study results is not permitted without prior submission to the Sponsor. It is anticipated that the final results of this study will be submitted to a peer-reviewed scientific journal. Authorship on such a paper will be acknowledged with customary scientific practice.

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    Anticancer Res 1995; 15: 1473-1480.

26. Murphy GP, Barren RJ, Erickson SJ, et al: Evaluation and comparison of two new prostate carcinoma markers. Free prostate specific antigen and prostate specific membrane antigen. Cancer 1996; 78: 809-818.

27. Israeli RS, Powell CT, Corr JG, et al: Expression of the prostate-specific membrane antigen. Cancer Res 1994; 54: 1807-1811.

28. Murphy GP, Tino WT, Holmes EH et al: Measurement of prostate-specific membrane antigen in the serum with a new antibody. Prostate 1996;
    28 266-271.

29. Wright GL Jr, Haley C, Beckett ML, et al: Expression of prostate-specific membrane antigen in normal, benign, and malignant tissues. Urol Oncol 1995; 1: 18-28.

30. Cox AL, Skipper J, Chen Y, et al: Identification of a peptide recognized by five melanoma-specific human cytotoxic T cell lines. Science 1994; 264:
    716-719

31. Kawakami Y, Eliyahu S, Delgado CH, et al: identification of a human melanoma antigen recognized by tumor-infiltrating lymphocytes associated with in vivo tumor rejection. Proc Natl Acad Sci USA 1994; 91: 6458-6462.

32. Peace DJ, smith JW, Disis ML, et al: Induction of T cells specific for the mutated segment of oncogenic P21 ras protein by immunization in vivo with the oncogenic protein. J Immunother 1993; 14: 110-114.

33. Cheever MA, Chen W, Disis ML, et al: T cell immunity to oncogenic proteins including mutated Ras and chimeric Bcr-Abl, Ann NY Acad Sci 1993; 690:
    101-112.

34. Yanuck M, Carbone DP, Pendleton CD, et al. A mutant p53 tumor suppressor protein is a target for peptide induced CD8+ cytotoxic T cells. Cancer Res 1993, 53- 3257-3261.

35. Stuber G, Leder GH, Storkus WJ, et al: Identification of wild-type and mutant p53 peptides binding to HLA-A2 assessed by a peptide loading-deficient cell line assay and a novel major histocompatibility complex class I peptide binding assay. Eur J Immunol 1994; 24: 765-768.

36. Horoszewicz JS, Kawinski E, Murphy GP: Monoclonal antibodies to a new antigenic marker in epithelial prostatic cells and serum of prostatic cancer patients. Anticancer Res 1987; 7: 927-935.

37. Israeli RS, Powell CT, Fair WR, et al: Molecular cloning of a complementary DNA encoding a prostate-specific membrane antigen. Cancer Res 1993; 53:
    227-230.

38. Bostwick DG, Pacelli A, Blute M, et al: Prostate specific membrane antigen expression in prostatic intraepithelial neoplasia and adenocarcinoma: a study of 184 cases. Cancer 1998; 82: 2256-2261.

39. Troyer JK, Beckett ML, Wright GI, et al: Detection and characterization of the prostate-specific membrane antigen (PSMA) in tissue extracts and body fluids. Intl J Cancer 1995; 62: 552-558.

40. Murphy GP, Elgamal AA, Su SL, et al: Current evaluation of the tissue localization and diagnostic utility of prostate specific membrane antigen. Cancer 1998; 83: 2259-2269.

41. Lopes AD, Davis WL, Rosenstraus MJ, et al: Immunohistochemical and pharmacokinetic characterization of the site-specific immunoconjugate CYT-356 derived from antiprostate monoclonal antibody 7E11-C5. Cancer Res 1990; 50: 6423-6429.

42. Albert ML, Sauter B, Bhardwaj N: Dendritic cells acquire antigen from apoptotic cells and induce class I-restricted CTLs. Nature 1998; 392: 86-89.

43. Brodsky FM, Lem L, Brenahan PA: Antigen processing and presentation. Tissue Antigens 1996; 47: 464-471.

44. Siliciano RF, Soloski MJ: MHC class I-restricted processing of transmembrane proteins. J Immunol 1995; 155: 2-5.

45. Banchereau, J, Steinman RM: Dendritic cells and the control of immunity. Nature 1998; 392: 245-252.

46. Tjoa B, Erickson S, Barren III R, et al: In vitro propagated dendritic cells from prostate cancer patients as a component of prostate cancer immunotherapy. Prostate 1995; 27: 63-69.

47. Morse M, Deng Y, Coleman D, et al: A phase 1 study of active immunotherapy with carcinoembryonic antigen peptide (CAP-1)-pulsed, autologous human cultured dendritic cells in patients with metastatic malignancies expressing carcinoembryonic antigen. Clin Cancer Res 1999; 5: 1331-1338.

48. Murphy GP, Tjoa, BA, Simmons, SJ, et al: Infusion of dendritic cells pulsed with HLA-A2-specific prostate-specific membrane antigen peptides: a phase ll prostate cancer vaccine trial involving patients with hormone-refractory metastatic disease. Prostate 1999; 38: 73-78.

49. Murphy GP, Tjoa, BA, Ragde H et al: Phase I clinical trial; T cell therapy for prostate cancer using autologous dendritic cells pulsed with HLA-A0201 -specific peptides from prostate-specific membrane antigen. Prostate 1996; 29: 371-380

50. Nestle FO, Alijagic S, Gilliet M, et al: Vaccination of melanoma patients with peptide- or tumor lysate-pulsed dendritic cells. Nat Med 1998; 4:328-332.

51. Kundu SK, Engleman E, Benike C, et al: A pilot trial of HIV antigen-pulsed allogeneic and autologous dendritic cell therapy in HIV-infected patients. AIDS Res Hum Retroviruses 1998; 14: 551-560.

52. Holtl L, Rieser C, Papesh R, et al: Cellular and humoral immune responses in patients with metastatic renal cell carcinoma after vaccination with antigen pulsed dendritic cells. J Urol 1999; 161: 777-782.

53. Reichardt VL, Okadda CY, Liso A, et al: Idiotype vaccination using dendritic cells after autologous peripheral blood stem cell transplantation for multiple myeloma-a feasibility study. Blood 1999; 93: 2411-2419.

54. Nseyo UO, Lamm DL: Immunotherapy of bladder cancer. Semin Surg Oncol 1997; 13:342-349.

55. Hoover HC, Brandhorst JS Jr, Peters LC, et al: Adjuvant active specific immunotherapy for human colorectal cancer: 6.5-year median follow-up of a phase III prospectively randomized trial. J Clin Oncol 1993; 11: 390-399.

56. Vermorken JB, Claessen AM, van Tinteren H, et al: Active specific immunotherapy for stage II and stage III human colon cancer: a randomized trial. Lancet 1999; 353: 345-350.

57. Guinan PD, John T, Baumgartner G, et al: Adjuvant immunotherapy (BCG) in stage D prostate cancer. Am J Clin Oncol 1982; 5: 65-68.

58. Hsueh EC, Gupta RK, Qi K, et al: Correlation of specific immune responses with survival in melanoma patients with distant metastases receiving polyvalent melanoma cell vaccine. J Clin Oncol 1998; 16: 2913-2920.

APPENDIX A: STUDY DIAGRAM

-------------------------------------------------------------------------------------------------------------------------------
PROCEDURE                        SCREENING   DAY 1   WEEK 4   WEEK 6   WEEK 8   WEEK 12   WEEK 14   WEEK 20   WEEK 23   WEEK 26
-------------------------------------------------------------------------------------------------------------------------------
Study Consent                        X
-------------------------------------------------------------------------------------------------------------------------------
Chest x-ray                          X                                                                 X                   X
-------------------------------------------------------------------------------------------------------------------------------
Bone Scan                            X                                                                 X                   X
-------------------------------------------------------------------------------------------------------------------------------
CT Pelvis/Abdomen                    X                                                                 X                   X
-------------------------------------------------------------------------------------------------------------------------------
EKG                                  X
-------------------------------------------------------------------------------------------------------------------------------
Testosterone & Urinalysis            X                                                       X
-------------------------------------------------------------------------------------------------------------------------------
History & Site Orientation           X
-------------------------------------------------------------------------------------------------------------------------------
Physical Exam, Weight                X         X        X                 X        X         X         X                   X
-------------------------------------------------------------------------------------------------------------------------------
CBC & Differential                   X         X        X                 X        X         X         X         X         X
-------------------------------------------------------------------------------------------------------------------------------
Blood Chemistry(1)                   X         X        X                 X        X         X         X         X         X
-------------------------------------------------------------------------------------------------------------------------------
Serum Markers(2)                     X         X        X                 X        X         X         X         X         X
-------------------------------------------------------------------------------------------------------------------------------
Skin Tests, ANA, ESR(3)              X                                    X                  X                             X
-------------------------------------------------------------------------------------------------------------------------------
Pain Score Assessment(4)             X                           X*                          X         X                   X
-------------------------------------------------------------------------------------------------------------------------------
Quality of Life Questionnaire        X                           X*                          X         X                   X
-------------------------------------------------------------------------------------------------------------------------------
Zubrod Performance Status            X                  X                 X        X                   X                   X
-------------------------------------------------------------------------------------------------------------------------------
Virology Testing(5)                  X
-------------------------------------------------------------------------------------------------------------------------------
Leukapheresis(6)                     X
-------------------------------------------------------------------------------------------------------------------------------
Blood for Immune Monitoring(7)                 X        X                 X        X         X         X                   X
-------------------------------------------------------------------------------------------------------------------------------
I.D. Injection of DC(8)                        X        X                 X        X
-------------------------------------------------------------------------------------------------------------------------------
Vital Sign Monitoring                X         X        X                 X        X
-------------------------------------------------------------------------------------------------------------------------------
AE Assessment                                  X        X                 X        X         X         X                   X
-------------------------------------------------------------------------------------------------------------------------------

(1)  Comprehensive metabolic panel, including hepatic and renal functions.

(2)  Includes prostatic acid phosphatase (PAP) and prostate specific antigen
     (PSA), using standard enzymatic immune assay.

(3) Skin tests are completed and monitored by the study site physician(s) or research nurse(s) and include testing for Candida, Mumps, and PPD. Antinuclear Antibodies (ANA) and Erythrocytic Sedimentation Rate (ESR) are measured as markers of induced autoimmunity.

(4) Brief Pain Inventory to evaluate pain on a scale from 0-10, i.e. from no pain to severe pain.

(5)  Virology testing is performed at screening and includes the following:
     HbsAg, a-HBc, ALT, a-HIV-1, a-HIV-2, a-HTLV-1, STS, HIV-1p24Ag, a-HCV.

(6) Patients are leukapheresed at the apheresis unit at the study site once or twice prior to the first injection, or between injections, depending on amount of cells harvested. The cells collected are shipped to Northwest Biotherapeutics, Inc. for cell processing, DC maturation and rPSMA-loading.

(7) Ten (10) 10mL green-top tubes of whole blood plus one red-top tube are drawn on Day 1, prior to the first injection, or between injections, depending on amount of cells harvested. The cells collected are shipped to Northwest Biotherapeutics, Inc. for cell processing, DC maturation and rPSMA-loading.

(8)  The autologous CaPVax is shipped to the site for intradermal (I.D.)
     injection.

 * The Brief Pain Inventory and Quality of Life questionnaire is given to the patient at Week 4, filled out by the patient at Week 6, and returned to the study site at Week 8.

                                   APPENDIX B

                   KARNOFSKY/ZUBROD PERFORMANCE STATUS SCALE

Kamofsky Performance Scale(1)           ECOG or Zubrod Performance Scale(2)

POINT  DESCRIPTION                      POINT  DESCRIPTION
-----  -----------                      -----  -----------
100    Normal, no complaints, no        0      Normal activity, asymptomatic
       evidence of disease
--------------------------------------------------------------------------------
 90    Able to carry on normal          1      Symptomatic, fully ambulatory
       activity
--------------------------------------------------------------------------------
 80    Normal activity with effort,
       some signs or symptoms of
       disease
--------------------------------------------------------------------------------
 70    Cares for self, unable to carry  2      Symptomatic, in bed less than
       on normal activity or do active         50% of normal day
       work
--------------------------------------------------------------------------------
 60    Requires occasional assistance
       but is able to care for most of
       his needs
--------------------------------------------------------------------------------
 50    Requires considerable
       assistance and frequent medical
       care
--------------------------------------------------------------------------------
 40    Disabled, requires special care  3      Symptomatic, in bed more than 50%
       and assistance                          of time, not bedridden
--------------------------------------------------------------------------------
 30    Severely disabled,
       hospitalization indicated,
       death not imminent
--------------------------------------------------------------------------------
 20    Very sick, hospitalization       4      100% bedridden
       necessary, active support
       treatment necessary
--------------------------------------------------------------------------------
 10    Moribund, fatal processes
       progressing rapidly
--------------------------------------------------------------------------------
  0    Dead                             5      Dead
--------------------------------------------------------------------------------

References:

1. Karnofsky, DA: Meaningful clinical classification of therapeutic responses to anticancer drugs. Clin Pharm Ther 2:709-712, 1961.

2. Stanley, KE: Prognostic factors for survival in patients with inoperable lung cancer. J Nat Can Inst 65:25-32, 1980.

                                   APPENDIX C

                             SKIN TESTING PROCEDURE

     Skin testing is a widely used procedure for monitoring specific cellular immune response and is indicated when detection of delayed-hypersensitivity reaction is desired. It is standardized procedure with very small risk. All skin testing procedures are performed according to the manufacturer's instructions included as a package insert with the skin test antigens. The skin test antigens (Candida, Mumps, PPD) are approved for use in the US.

ANTIGENS USED AND HOW SUPPLIED:

Candida, Mumps, and PPD (tuberculin purified protein derivative) will be used for skin testing.

1. Candida albicans skin test antigen for cellular hypersensitivity (Candin(R)) is a clear, colorless, sterile solution, made from the culture filtrate of two strains of Candida albicans. It is supplied in a 1 ml multidoses vial containing ten 0.1 ml doses, stable at 2-8 degrees C (35-40 degrees F), and is distributed by Allermed Laboratories, Inc. (San Diego,
     CA).

2. Mumps skin test antigen (MSTA(R)) is a sterile suspension of killed mumps virus, prepared from the extraembryonic fluid of the virus-infected chicken embryo. It is supplied in a 1 ml multidoses vial containing ten 0.1 ml doses, is slightly opalescent in color, stable when stored at 2-8 degrees C, and is distributed by Connaught Laboratories, Inc. (Swiftwater, Pennsylvania).

3. Tuberculin PPD (Mantoux)-Tubersol(R), obtained from a human strain of Mycobacterium tuberculosis, is available in stabilized solutions bio-equivalent to 5 U.S. units (TU) PPD-S per test dose (0.1 ml) and is available in 1 ml vials. This Tubersol(R) solution is ready for immediate use without any further dilution, and remains stable for at least 4 weeks when stored at 2-8 degrees C. It is distributed by Connaught Laboratories, Inc. (Swiftwater, Pennsylvania, USA).

METHOD OF ADMINISTRATION

The following procedure is recommended for performing the skin test.

1. The site of the test is the volar surface of the forearm about 2-4 inches below the bend of the elbow.

2. To eliminate any later identification problems, see figure below for antigen placement.

          [ Candida ]     [ Mumps ]      [ PPD ]

3.   The skin is cleansed with alcohol and allowed to dry.

4. The test dose is administered with a 1 ml syringe calibrated in tenths and fitted with a short, one half inch, 26 or 27 gauge needle.

5.   Disposable sterile syringes and needles must be used.

6. The rubber cap of the vial is wiped with alcohol and allowed to dry. The needle is then inserted gently through the cap and the required amount of the antigen is drawn into the syringe.

7. The point of the needle is inserted into the most superficial layers of the skin with the needle bevel pointing upward. If the intradermal injection is performed properly, a definite white bleb will rise at the needle point, about 10 mm (3/8") in diameter. This will disappear within minutes. No dressing is required. In the event of a subcutaneous injection (i.e. no bleb formed), the test should be repeated immediately at another site.

INTERPRETATION OF SKIN TESTS:

These tests are read at 15 minutes after inoculation for immediate-type hypersensitivity to any of the antigens and approximately 48-72 hours for delayed-type hypersensitivity (DTH). Results of the test, or sensitivity, are indicated by induration, usually accompanied by erythema. The widest diameter of distinctly palpable induration is recorded in millimeters (mm). Presence of edema and necrosis is also reported. Palpable induration of 5 mm or more indicates a positive reaction. Induration of less than 5 mm is considered negative.

INTERACTIONS:

Reactivity to the skin test may be depressed or suppressed in patients with impaired immunity, including patients with advanced cancer. Reactivity to PPD may be temporarily depressed by live mumps vaccine. Therefore, PPD should be administered either before or simultaneously with the mumps vaccine.

CONTRAINDICATIONS:

PPD is not administered to known positive reactors because of the severity of reactions that may occur at the test site in highly positive patients. Candida, Mumps, or PPD is not used with history of allergic reaction to these products. It is also contraindicated to administer MSTA(R), mumps skin test, to anyone with history of anaphylactic reaction to eggs or egg product. Individuals with history of allergy to Thimerosal must not receive MSTA(R).

ADVERSE REACTIONS:

Local reactions consist primarily of rash, pruritus, induration, tenderness, vesiculation, abscess formation, ulceration or necrosis at the site of injection, and/or regional lymphadenopathy. Cold packs or topical steroid preparations are employed for symptomatic relief of the associated skin discomfort. Immediate hypersensitivity reactions occur in some individuals approximately 15-20 minutes after intradermal injection and is characterized by the presence of an edematous hive surrounded by a zone of erythema. Systemic reactions to Candin(R) and MSTA(R) have not been observed. However, all foreign antigens have the remote possibility of causing Type 1 anaphylaxis and even death when injected intradermally. Systemic reactions usually occur within 30 minutes after injection of antigen and may include the following symptoms: sneezing, coughing, itching, shortness of breath, abdominal cramps, vomiting, diarrhea, tachycardia, hypotension and respiratory failure in severe cases. Systemic allergic reactions including anaphylaxis must be immediately treated with Epinephrine HCL 1:1000.

PRECAUTIONS:

Epinephrine injection (1:1000) must be immediately available to combat unexpected anaphylactic or other allergic reactions. Vials of the skin test product is inspected visually for particulate matter or discoloration prior to administration. If particles or discoloration are observed, the product is not used and is discarded. The antigens must be given intradermally. If they are injected subcutaneously, no reaction or an unreliable reaction may occur. Special care should be taken to ensure the antigen is not injected into a blood vessel.

                                   APPENDIX D

                     QUALITY OF LIFE QUESTIONNAIRE (FACT-P)

                               FACT-P (VERSION 4)

Below is a list of statements that other people with your illness have said are important. By circling one (1) number per line, please indicate how true each statement has been for you during the past 7 days.

                                                             NOT     A LITTLE   SOME-   QUITE   VERY
                  PHYSICAL WELL-BEING                       AT ALL     BIT      WHAT    A BIT   MUCH
GP1  I have a lack of energy..............................    0         1         2       3       4

GP2  I have nausea........................................    0         1         2       3       4

GP3  Because of my physical condition, I have
     trouble meeting the needs of my family...............    0         1         2       3       4

GP4  I have pain..........................................    0         1         2       3       4

GP5  I am bothered by side effects of treatment...........    0         1         2       3       4

GP6  I feel ill...........................................    0         1         2       3       4

GP7  I am forced to spend time in bed.....................    0         1         2       3       4

                                                             NOT     A LITTLE   SOME-   QUITE   VERY
               SOCIAL/FAMILY WELL-BEING                     AT ALL     BIT      WHAT    A BIT   MUCH
GS1  I feel close to my friends...........................    0         1         2       3       4

GS2  I get emotional support from my family...............    0         1         2       3       4

GS3  I get support from my friends .......................    0         1         2       3       4

GS4  My family has accepted my illness....................    0         1         2       3       4

GS5  I am satisfied with family communication
     about my illness.....................................    0         1         2       3       4

GS6  I feel close to my partner (or the person
     who is my main support).............................    0         1         2       3       4

     Regardless of your current level of sexual activity, please answer the following question. If you prefer not to answer it, please check this box [ ] and go to the next section.

GS7  I am satisfied with my sex life......................    0         1         2       3       4

                                                               Version 4; 9/4/98

                   FACT-P (VERSION 4) (APPENDIX D, CONTINUED)

By circling one (1) number per line, please indicate how true each statement has been for you during the past 7 days.

                                                             NOT     A LITTLE   SOME-   QUITE   VERY
                 EMOTIONAL WELL-BEING                       AT ALL     BIT      WHAT    A BIT   MUCH
GE1  I feel sad...........................................    0         1         2       3       4

GE2  I am satisfied with how I am coping with my illness..    0         1         2       3       4

GE3  I am losing hope in the fight against my illness.....    0         1         2       3       4

GE4  I feel nervous.......................................    0         1         2       3       4

GE5  I worry about dying..................................    0         1         2       3       4

GE6  I worry that my condition will get worse.............    0         1         2       3       4

                                                             NOT     A LITTLE   SOME-   QUITE   VERY
                 FUNCTIONAL WELL-BEING                      AT ALL     BIT      WHAT    A BIT   MUCH
GF1  I am able to work (include work at home).............    0         1         2       3       4

GF2  My work (include work at home) is fulfilling.........    0         1         2       3       4

GF3  I am able to enjoy life..............................    0         1         2       3       4

GF4  I have accepted my illness...........................    0         1         2       3       4

GF5  I am sleeping well...................................    0         1         2       3       4

GF6  I am enjoying the things I usually do for fun........    0         1         2       3       4

GF7  I am content with the quality of my life right now...    0         1         2       3       4

                   FACT-P (VERSION 4) (APPENDIX D, CONTINUED)

By circling one (1) number per line, please indicate how true each statement has been for you during the past 7 days.

                                                             NOT     A LITTLE   SOME-   QUITE   VERY
                 ADDITIONAL CONCERNS                        AT ALL     BIT      WHAT    A BIT   MUCH
C2   I am losing weight...................................    0         1         2       3       4

C6   I have a good appetite...............................    0         1         2       3       4

P1   I have aches and pains that bother me................    0         1         2       3       4

P2   I have certain areas of my body where I
     experience significant pain..........................    0         1         2       3       4

P3   My pain keeps me from doing things I want to do......    0         1         2       3       4

P4   I am satisfied with my present comfort level.........    0         1         2       3       4

P5   I am able to feel like a man.........................    0         1         2       3       4

P6   I have trouble moving my bowels......................    0         1         2       3       4

F7   I have difficulty urinating..........................    0         1         2       3       4

BL2  I urinate more frequently than usual.................    0         1         2       3       4

P8   My problems with urinating limit my activities.......    0         1         2       3       4

BL5  I am able to have and maintain an erection...........    0         1         2       3       4

                                   APPENDIX E
                       BRIEF PAIN INVENTORY (SHORT FORM)


Date:                                        Time:
     -----------------                            ---------------------

Name:
     ------------------------- ------------------------- --------------
              Last                    First              Middle Initial

1. Throughout our lives, most of us have had pain from time to time (such as minor headaches, sprains, and toothaches). Have you had pain other than these everyday kinds of pain today?

                        1.  Yes                  2.  No

2. On the diagram, shade in the ares where you feel pain. Put an X on the area that hurts the most.



                           [DIAGRAM OF PAIN LOCATION]




3. Please rate your pain by circling the one number that best describes your pain at its worst in the last 24 hours.

0       1      2    3    4    5    6    7    8    9    10
No                                                     Pain as bad as
Pain                                                   you can imagine

4. Please rate your pain by circling the one number that best describes your pain at its least in the last 24 hours.

0       1      2    3    4    5    6    7    8    9    10
No                                                     Pain as bad as
Pain                                                   you can imagine

5. Please rate your pain by circling the one number that best describes your pain the average.

0       1      2    3    4    5    6    7    8    9    10
No                                                     Pain as bad as
Pain                                                   you can imagine

6. Please rate your pain by circling the one number that tells how much pain you have right now.

0       1      2    3    4    5    6    7    8    9    10
No                                                     Pain as bad as
Pain                                                   you can imagine

                  BRIEF PAIN INVENTORY (APPENDIX E, CONTINUED)

7.   What treatments or medications are you receiving for your pain?

8. In the last 24 hours, how much relief have pain treatments or medications provided? Please circle the one percentage that most shows how much relief

0%   10%   20%   30%   40%   50%   60%   70%   80%   90%   100%
No                                                   Complete
Relief                                               Relief

9. Circle the one number that described how, during the past 24 hours, pain has interfered with your:

          A. General Activity

     0    1    2    3    4    5    6    7    8    9    10
     Does not                                     Completely
     Interfere                                    Interfere

          B.  Mood

     0    1    2    3    4    5    6    7    8    9    10
     Does not                                     Completely
     Interfere                                    Interfere

          C. Walking Ability

     0    1    2    3    4    5    6    7    8    9    10
     Does not                                     Completely
     Interfere                                    Interfere

          D. Normal Work (includes both work outside the home and housework)

     0    1    2    3    4    5    6    7    8    9    10
     Does not                                     Completely
     Interfere                                    Interfere

          E. Relations with other people

     0    1    2    3    4    5    6    7    8    9    10
     Does not                                     Completely
     Interfere                                    Interfere

          F. Sleep

     0    1    2    3    4    5    6    7    8    9    10
     Does not                                     Completely
     Interfere                                    Interfere

          G. Enjoyment of life

     0    1    2    3    4    5    6    7    8    9    10
     Does not                                     Completely
     Interfere                                    Interfere

                                   APPENDIX F

                           PATIENT REGISTRATION FORM

                                               Date Registered - ____/_____/____
                                      Study Identification No. - _______________

Patient Name_____________________________________________

Date of Birth ____/_____/____

Date Original Prostate Cancer Diagnosed ____/_____/____

Diagnosing Physician_____________________________________

City/State_______________________________________________

PRIMARY THERAPY TYPE (CIRCLE WHERE APPROPRIATE) -

1. Surgery                   Radical Prostatectomy          Perineal Prostatectomy    Other
2. Radiation                 External Beam                  Brachytherapy             Other
3. Hormonal Therapy          Orchiectomy                    LHRH angonist
                             Peripheral Androgen Blockade Other

None
Other (specify)__________________________________________

Date Metastatic Prostate Cancer Diagnosed____/_____/____

Diagnosing Physician_____________________________________

City/State_______________________________________________

Metastatic Site(s)_______________________________________

THERAPY FOR METASTATIC DISEASE (CIRCLE WHERE APPROPRIATE) -

1. Radiation               External Beam                      Strontium-89
2. Hormonal Therapy        Orchiectomy                        LHRH angonist
                           Peripheral Androgen Blockade Other

None
Other (specify)__________________________________________

Date Hormonal Therapy Failure ____/_____/____

Failure based on:

Imaging/Radiographic Evidence (detail)________________________________

PSA Progression (detail)______________________________________________

Is patient currently being treated for metastatic disease (circle one) Y / N

If yes, describe current treatment____________________________________

______________________________________________________________________

CLINICAL DISEASE EXTENT

Total PSA______ng/mI
Bone Scan Results - Positive Negative
If bone scan positive, where is lesion located?______________________ CT/MRI Results - Positive Negative

CLINICAL PRESENTATION

H&P Results / Impression:

Concurrent Medical Conditions:

KNOWN ALLERGIES:

CLINICAL LABS - SCREENING

CBC - Out of Range Values? Y / N If yes, specify:

Chem-22 - Out of Range Values? Y/ N If yes, specify:

Chest X-ray remarkable/unremarkable If yes, specify:

                                   APPENDIX G

                 NPCP CRITERIA FOR EVALUATING PATIENT RESPONSE

NPCP CRITERIA for Evaluating Patient Responses to Treatment Modalities for Prostatic Cancer (modified) [1]

Complete Response

All of the Following:

1.   Tumor masses, if present, totally disappeared and no new lesions appeared.

2.   Elevated prostate specific antigen (PSA), if present, returned to normal.

3.   Osteolytic lesions, if present, recalcified.

4.   Osteoblastic lesions, if present, disappeared with a negative bone scan.

5. If hepatomegaly is a significant indicator, there must be a complete return in size of the liver to normal (as measured by distention below both costal margins at mid-clavicular lines and from the tip of the xiphoid process during quiet respiration without liver movement), and normalization of all pretreatment abnormalities of liver function, including bilirubin (mg per dl) and SGOT.

6. No significant cancer-related deterioration in weight (greater than 10%), symptoms, or performance status.

Partial Regression

Any of the Following:

1.    Recalcification of one or more of any osteolytic lesions

2. A reduction by 50% in the number of increased uptake areas on the bone scan.

3.    Decrease of 50% or more in cross-sectional area of any measurable lesion.

4. If hepatomegaly is a significant indicator, there must be at least a 30% reduction in liver size as indicated by a change in the measurements, and at least a 30% improvement of all pretreated abnormalities of liver function, including bilirubin (mg/dI) and SGOT.

All of the Following:

5.    No new sites of disease.

6.    PSA returned to normal or was reduced by greater than 50%

7. No significant cancer-related deterioration in weight (greater than 10%), symptoms, or performance status.

Objectively Stable

All of the Following:

1. No new lesions occurred and no measurable lesions increased more than 25% in cross-sectional areas.

2. Elevated PSA, if present, decreased, though need not have returned to normal or decreased by greater than 50%.

3.    Osteolytic lesions, if present, did not appear to worsen.

4.    Osteoblastic lesions, if present, did not appear to worsen.

5. Hepatomegaly, if present, did not appear to worsen by more than a 30% increase in liver measurements, and symptoms of hepatic abnormalities did not worsen, including bilirubin (mg/dl) and SGOT.

6. No significant cancer-related deterioration in weight (greater than 10%), symptoms, or performance status.

Objective Progression

Any of the following:

1. Significant cancer-related deterioration in weight (greater than 10%), symptoms or performance status.

2. Appearance of new areas of malignant disease by bone scan or x-ray or in soft tissue by other appropriate techniques.

3. Increase in any previously measurable lesion by greater than 25% in cross-sectional area.

4. Development of recurring anemia secondary to prostatic cancer (not related to treatment; protocols for patients with metastatic disease who have not failed hormone therapy).

5. Development of ureteral obstruction (protocols for patients as in No. 4 above).

6.    PSA increase of greater than 50%.

NOTE: An increase in acid or alkaline phosphatase alone is not to be considered an indication of progression. These should be used in conjunction with other criteria.

1. Murphy GP, Slack NH: Response Criteria for the prostate of the USA national prostatic cancer project. Prostate 1980; 1: 375-382.

                                   APPENDIX H

                                 OFF STUDY FORM

Patient Name_______________________________________

Date___________________________

Physician__________________________________________

The above named patient has been removed from Phase I CaPVax protocol due to:

1. Treatment for disease progression: Specify -



2. Complication(s): Specify -



3. Toxicity: Specify -



4. Other Reason: Specify -

                                   APPENDIX I

                        OFF STUDY PATIENT RE-ENTRY FORM

Patient Name_______________________________________

Date___________________________

Physician__________________________________________

The above named patient, previously removed from the Phase I CaPVax protocol, is to be reinstated on protocol.

Reason(s) for removal from protocol:




Reason(s) for reinstatement on protocol:

                                   APPENDIX J

                  LEUKAPHERESIS PROCEDURE PATIENT INFORMATION

Apheresis, a Greek term meaning "taking away" is applied to a number of procedures in which blood is processed to remove a specific component (cells or plasma). Leukapheresis is removing whole blood cells needed for the clinical trial study you are participating in. This is accomplished by pumping a donor's blood through a machine called an automated cell separator.

A cell separator, similar to those used in blood banks and pictured here, is used to obtain the specific cells needed for study. After blood from you, the donor, enters the machine, it circulates through a centrifuge. Centrifugal force caused the different types of blood cells to separate into layers. The white cell layer is collected while the remaining blood cells and plasma return to you, the donor.

The collection of white blood cells by apheresis requires the circulation of large volumes of blood through the apheresis machine. It is possible to do this by accessing a large vein in each arm. An intravenous needle with tubing is placed in each arm. The blood moves from the vein in one arm, through the apheresis machine and is returned to the vein in the other arm.

                          [PICTURE OF CELL SEPARATOR]

When the collection is completed, the intravenous needles are removed. This process is repeated each time you have apheresis. Your arm veins will be assessed by the nursing staff at the Apheresis Unit to make sure you have veins adequate to perform the procedure. If a patient does not have adequate veins in the arm for leukapheresis, a specialist at the study center will use a femoral catheter.

How long does each procedure take?

This varies from one person to another but will generally take about four hours.

What procedures are done for my safety during apheresis?

     - Every precaution is taken to ensure your safety:

     - You are closely monitored by an apheresis nurse; physicians and other support staff are on hand.

     - Your blood never leaves the sterile tubing circuit; supplies are used for only one collection and then discarded.

     - There is only a small volume (approximately one cup) of your blood in the cell separator at any time; your blood is returning to you at the same rate it is being removed.

     - A solution is added to your blood as it circulates through the apheresis device to prevent clotting; this solution is quickly inactivated by your body.

What activities can be done during the procedure?

     - You may lie in bed or sit in a recliner chair. With the intravenous lines for venous access in each arm, you are able to watch television, listen to audio tapes or any other quiet activities which do not require use of your arms.

     - A companion is welcome to stay with you during this procedure. You may bring a snack with you to eat during apheresis. If needed, a commode or urinal may be used at the bedside.




                   [GRAPHIC OF PATIENT UNDERGOING APHERESIS]



What are the side effects during apheresis?

The insertion of intravenous needles is the only uncomfortable part of the apheresis process. The apheresis procedure itself is painless; in fact, most donors report no noticeable or unusual sensations during the procedure. Some, though, experience mild side effects such as chilling, a tingling sensation on the face or body, and lightheadedness. Adverse reactions are extremely rare.

What will I feel like when the procedure is over?

Some donors report feeling fatigued following apheresis. The sites of the intravenous lines will have soreness or tenderness and you will be instructed to limit your activities for several hours.

If you have any questions or concerns regarding this procedure, please do not hesitate to contact a member of the apheresis team.

                                   APPENDIX K

                                INFORMED CONSENT

PROTOCOL TITLE: PHASE I CLINICAL TRIAL OF RECOMBINANT PROSTATE SPECIFIC MEMBRANE
                ANTIGEN (rPSMA)-LOADED AUTOLOGOUS DENDRITIC CELLS (CaPVax) FOR THE TREATMENT OF METASTATIC HORMONE REFRACTORY PROSTATE CANCER


1.  ---------------------------                 --------------------------------
    Participants Name                                         ID Number

You have the right to know about the procedures that are to be used in your participation in clinical research so as to afford you an opportunity to make the decision whether or not to undergo the procedure after knowing the risks and hazards involved. This disclosure is not meant to frighten or alarm you; it is simply an effort to make you better informed so that you may give or withhold your consent to participate in clinical research study. This informed consent does not supersede other consents you may have signed.

This clinical trial is so designed that no person shall be excluded from participation in it on the grounds of race, color, gender, or national origin or be denied the benefits, or be otherwise subjected to discrimination through or under this study.

2. PURPOSE OF STUDY: The goal of this clinical research study is to assess the safety of mature, autologous dendritic cells (DC) combined with recombinant human prostate specific membrane antigen (rPSMA) to treat patients with metastatic, hormone refractory prostate cancer. Another goal is to monitor the immune response.

3. DESCRIPTION OF RESEARCH: Patients are leukapheresed to collect white blood cells. For this process, a needle is inserted into a vein in one arm. Blood is withdrawn by the needle and passed through a device that removes only white blood cells. About one cup of blood circulates in the machine at any time during the procedure. The blood is returned to the patient through a needle in the other arm. Each session will take about 4 hours. Leukapheresis is performed at the beginning of the study and may have to be repeated, depending on the yield of the first leukapheresis and the ex vivo expansion. If necessary, leukapheresis is repeated between 4 -12 weeks after the first one.

        DC are grown in culture from the collected white cells. rPSMA is added to the cells. The DC plus rPSMA are returned to the patient. It is hoped that these cells will stimulate the body's immune system to kill prostate tumor cells.

        Patients will receive DC plus rPSMA through an intradermal injection in the upper thigh once every 4 weeks for 12 weeks. The patient is observed during and for 2 hours after each treatment

        Patients are asked about potential side effects during their next checkup (every month).

        During the study, patients are physically examined, including blood tests, at various intervals. A bone scan, chest x-ray, and CT of the abdomen and pelvis are performed during week 20 and week 26 of the study. After the study patients are followed as deemed necessary by their treating physician. The physician contacts the patient via a phone call 3 months after their treatment is over to ask about their disease and their quality of life.

        Before treatment starts, patients have a complete exam including blood and urine tests. A chest x-ray, bone scan, and heart function test (EKG) are done. CT scans of the abdomen and pelvis are performed to measure the tumor. A skin-prick test is done to test for reactions to 3 recall antigens (Candida albicans, Mumps, PPD). For this, small injections are administered in the forearm. The results of the skin-prick tests are checked at 15 minutes and 48 hours after the tests are administered.

        Treatment of prostate cancer with mature, autologous DC plus rPSMA is authorized by the U.S. Food and Drug Administration for experimental use only. As many as 60 patients will take part in the study. All will be treated as outpatients at a referral cancer center.

4.      RISKS, SIDE EFFECTS AND DISCOMFORTS TO THE PARTICIPANTS:

        Adverse reactions to leukapheresis are extremely rare because the patient's own blood never leaves the sterile tubing circuit and every precaution is taken to ensure safety. The insertion of intravenous needles is the only uncomfortable part of the apheresis process. Some patients may experience mild side effects such as chills, tingling sensation on the face or body, or lightheadedness. All patients are instructed to limit their activities for several hours. If a patient does not have adequate veins in the arms for leukapheresis, a specialist at the site can put in a femoral catheter

        The potential presence of inactivated BCG in the CaPVax may cause ulceration and necrosis of the skin at the site of injection. Mild to high grade fever may be another side effect secondary to injection of inactivated BCG. Systemic hypersensitivity reaction is extremely rare.

        DC plus rPSMA may cause allergic reactions. Symptoms may include skin rash, itching, hives, wheezing, shortness of breath, nausea, vomiting, changes in heart rate, a decrease in blood pressure, and/or fainting.

        Taking blood samples may cause pain, redness, swelling, bruising, and/or infection where the needle enters the skin. Patients may feel faint or lightheaded when blood is drawn.

        Using DC with other drugs may cause other side effects that are not seen when each drug is given alone. If any doctor other than the study doctor prescribes other drugs, the patient must tell the study nurse right away.

        This clinical research study may involve unforeseeable risks to the participant.

5.      POTENTIAL BENEFITS

        CaPVax may stimulate a specific immune response and may cause the prostate cancer to stop growing or shrink. This treatment may improve the quality of life and ease the pain for this advanced stage of disease. There may be no benefits at all for patients in the study What is learned in this study may benefit future cancer patients.

6.      ALTERNATE PROCEDURES OR TREATMENTS

        Patients may choose to be treated in other ways. These include treatment with chemotherapy (adriamycin, ketoconazole, vinblastine, estramustine) or other investigational agents. Patients may choose not to have treatments at ail. In all cases, patients will receive care for symptoms and pain.

UNDERSTANDING THE PARTICIPANTS

7. I have been given an opportunity to ask any questions concerning the treatment involved and the investigator has been willing to reply to my inquiries. This treatment is administered under the above number, titled and described clinical research protocol at this institution. I hereby authorize Dr.________________ , the attending physician and designated associates to administer the treatment.

8. I have been told and understand that my participation in this clinical research study is voluntary. I may decide not to participate, or withdraw my consent and discontinue my participation at any time. Such action will be without prejudice and there shall be no penalty or loss of benefits to which I may otherwise be entitled, and I will continue to receive treatment by my physician at this institution.

        Should I decide not to participate or withdraw my consent from participation in this clinical research, I have been advised that I should discuss the consequences or effects of my decision with my physician

        In addition, I understand that the investigator may discontinue the clinical research study if, in the sole opinion and discretion of the investigator, the study or treatment offers me little or no future benefit, or the supply of medication ceases to be available or other causes prevent continuation of the clinical research study. The investigator will notify me should such circumstances arise and my physician will advise me about which available treatments may be of benefit at that time, I will be informed of any new findings developed during the course of this clinical research study as related to my willingness to continue participation in this study.

9. I have been assured that confidentiality will be preserved except that qualified monitors from the Food and Drug Administration (FDA) may review my medical records where appropriate and necessary. Qualified monitors shall include assignees authorized by the Surveillance Committee of this institution provided that confidentially is assured and preserved. My name will not be revealed in any reports or publications resulting from this study, without my expressed consent. In special circumstances, the FDA might be required to reveal the names of the participants.

10. I have been informed that should I suffer any injury as a result of participation in the research activity, reasonable medical facilities are available for treatment at this institution. I understand, however, that I cannot expect to receive any credit or reimbursement for expenses from this institution for such injury.

11. I have been informed that should I inquire of the attending physician whether or not there are any services, investigational agents or devices, and/or medications being offered by the sponsor of this clinical research project at a reduced cost or without cost. Should the investigational agent become commercially available during the course of the study, I understand that I may be required to cover the cost of subsequent doses.

        Costs related to my medical care including expensive drugs, tests or procedures that may be specifically required by this clinical research study shall be my responsibility unless the sponsor or other agencies contribute toward said costs. I have been given the opportunity to discuss the expenses or costs associated with my participation in this research activity.

12. It is possible that this research project will result in the development of beneficial treatments, devices, new drugs, or possible patentable procedures, in which event I understand that I cannot expect to receive any compensation in this research project.

13. I may discuss any questions or problems during or after this study with the Principal Investigator, Sub-investigators, or Research nurse.

CONSENT: Based upon the above, I consent to participate in the research and have received a copy of the consent form.



-----------------------------------            ---------------------------------
DATE                                           SIGNATURE OF PARTICIPANT

-----------------------------------            ---------------------------------
WITNESS OTHER THAN PHYSICIAN                   SIGNATURE OF PERSON RESPONSIBLE
OR INVESTIGATOR                                AND RELATIONSHIP

I have discussed this clinical research study with the participant and/or his or her authorized representative, using a language which is understandable and appropriate. I believe that I have fully informed this participant of the nature of this study and its possible benefits and risks and I believe the participant understood this explanation.


                                                --------------------------------
                                                PHYSICIAN/INVESTIGATOR

I have translated the above informed consent into___________________ for this patient.



-----------------------------------            ---------------------------------
Name of Translator                             Signature of Translator and Date

                                   APPENDIX L

                          NCI COMMON TOXICITY CRITERIA

                                                                   FINAL 1/30/98
                                                                 CTC VERSION 2.0

                         COMMON TOXICITY CRITERIA (CTC)

-----------------------------------------------------------------------------------------------------------------------------
                                                     GRADE
TOXICITY                    0      1                      2                           3                     4
-----------------------------------------------------------------------------------------------------------------------------
Allergic reaction/         none    transient rash drug     urticaria, drug fever     symptomatic             Anaphylaxis
hypersensitivity                   fever < 38 degrees C    *38 degrees C (*100.4     bronchospasm to
(including drug fever)             (< 100.4 degrees F)     degrees F), and/or        requiring parenteral
                                                           asymptomatic              medication(s), with
                                                           bronchospasm              or without urticaria;
                                                                                     allergy-related
                                                                                     edema/angioedema
Note: Isolated urticaria, in the absence of other manifestations of an allergic or hypersensitivity reaction, is graded in the DERMATOLOGY/SKIN category.
-----------------------------------------------------------------------------------------------------------------------------
Autoimmune reaction        none    serologic or other      evidence of               reversible              Autoimmune
                                   evidence of             autoimmune                autoimmune              reaction causing
                                   autoimmune              reaction involving a      reaction involving      major grade 4
                                   reaction but patient    non-essential             function of a major     organ dysfunction;
                                   is asymptomatic         organ or function         organ or other          progressive and
                                   (e.g., vitiligo), all   (e.g.,                    toxicity (e.g.,         irreversible
                                   organ function is       hypothyroidism),          transient colitis or    reaction; long-term
                                   normal and no           requiring treatment       anemia), requiring      administration of
                                   treatment is            other than                short-term              high-dose immuno-
                                   required                immunosuppressive         immunosuppressive       suppresive
                                                           drug                      treatment               therapy required
Urticaria is graded in the DERMATOLOGY/SKIN category if it occurs as an isolated symptom. If it occurs with other manifestations of allergic or hypersensitivity reaction, grade as Allergic reaction/hypersensitivity above.
-----------------------------------------------------------------------------------------------------------------------------
Allergy/Immunology-        None    Mild                    moderate                  severe                  life-threatening or
Other                                                                                                        disabling
(Specify, _________)
-----------------------------------------------------------------------------------------------------------------------------
                                                      BLOOD/BONE MARROW
-----------------------------------------------------------------------------------------------------------------------------
Hemoglobin (Hgb)           WNL     < LLN - 10.0 g/dl       8.0 - < 10.0 g/dl         6.5 - < 8.0 g/dl        < 6.5 g/dl
                                   < LLN - 100 g/L         80 - < 100 g/L            65 - < 80 g/L           < 65 g/L
                                   < LLN - 6.2 mmol/L      4.9 - < 6.2 mmol/L        4.0 - < 4.9 mmol/L      < 4.0 mmol/L
Note: The following criteria may be used for leukemia studies or bone marrow infiltrative/myelophthisic process if the protocol so specifies.
For leukemia studies or    WNL     10 - < 25%              25 - < 50%                50 - < 75%              * 75% decrease
bone marrow                        decrease from           decrease from             decrease from           from pretreatment
infiltrative/                      pretreatment            pretreatment              pretreatment
myelophthisic
processes
-----------------------------------------------------------------------------------------------------------------------------
Leukocytes (total          WNL     < LLN - 3.0 x 10(9)/L   * 2.0 - < 3.0 x 10(9)/L   * 1.0 - < 2.0 x 10(9)/L < 1.0 x 10(9)/L
WBC)                               < LLN - 3000/mm(3)      * 2000 - < 3000/mm(3)     * 1000 - < 2000/mm(3)   < 1000/mm(3)
-----------------------------------------------------------------------------------------------------------------------------
Neutrophils/granulocytes   WNL     * 1.5 - < 2.0 x 10(9)/L * 1.0 - < 1.5 x 10(9)/L   * 0.5 - < 1.0 x 10(9)/L < 0.5 x 10(9)/L
(ANC/AGC)                          * 1500 - < 2000/mm(3)   * 1000 - < 1500/mm(3)     * 500 - < 1000/mm(3)    < 500/mm(3)
-----------------------------------------------------------------------------------------------------------------------------

*     Greater than or equal to

                                                                        GRADE
                       --------------------------------------------------------------------------------------------------------
TOXICITY                   0                1                     2                     3                     4
--------------------   ---------   ---------------------   ---------------------   ---------------------   ---------------------
For BMT:               WNL         *1.0 - < 1.5 x 10(9)    *0.5 - < 1.0 x 10(9)    *0.1 - < 0.5 x 10(9)    < 0.1 x 10(9)/L
                                   /L *1000 -              /L *500 -               /L *100 - < 500/mm(3)   < 100/mm(3)
                                   < 1500/mm(3)            < 1000/mm(3)

Note: The following criteria may be used for leukemia studies or bone marrow infiltrative/myelophthisic process if the protocol so specifies.

For leukemia studies   WNL         10 - < 25%              25 - < 50%              50 -< 75%               *75% decrease
or bone marrow                     decrease from           decrease from           decrease from           from screening
infiltrative/                      screening               screening               screening
myelophthisic process
------------------------------------------------------------------------------------------------------------------------------------
Platelets              WNL         < LLN - 75.0 X 10(9)    *50.0 - < 75.0 x 10(9)  *10.0 - < 50.0 x 10(9)  < 10.0 x 10(9)/L
                                   /L                      /L                      /L                      < 10000/mm(3)
                                   < LLN - 75000/mm(3)     *50000 -                *10000 -
                                                           < 75000/mm(3)           < 50000/mm(3)
------------------------------------------------------------------------------------------------------------------------------------
                                                      CONSTITUTIONAL SYMPTOMS
------------------------------------------------------------------------------------------------------------------------------------
Fatigue                none        increased fatigue       moderate (e.g.,         severe (e.g.,           bedridden or
(lethargy, malaise,                over screening, but     decrease in             decrease in             disabling
asthenia)                          not altering normal     performance status      performance status
                                   activities              by 1 ECOG level or      by *2 EDOG levels
                                                           20% Karnofsky or        or 40% Karnofsky or
                                                           Lansky) or causing      Lansky) or loss of
                                                           difficulty performing   ability to perform
                                                           some activities         some activities

Note: See Appendix of the protocol for performance status scales.
------------------------------------------------------------------------------------------------------------------------------------
Fever (in the absence  none        38.0 - 39.0 degrees C   39.1 - 40.0 degrees C   > 40.0 degrees C        > 40.0 degrees C
of neutropenia, where              (100.4 - 102.2          (102.3 - 104.0          ( > 104.0 degrees F)    ( > 104.0 degrees F)
neutropenia is                     degrees F)              degrees F)              for < 24 hrs            for > 24 hrs
defined as AGC
< 1.0 x 10(9)/L

Also consider Allergic reaction/hypersensitivity.
Note: The temperature measurements listed above are oral or tympanic.
------------------------------------------------------------------------------------------------------------------------------------
Rigors, chills         none        mild, requiring         severe and/or           not responsive to       -
                                   symptomatic             prolonged,              narcotic medication
                                   treatment (e.g.,        requiring narcotic
                                   blanket) or non-        medication
                                   narcotic medication

------------------------------------------------------------------------------------------------------------------------------------
Weight loss            < 5%        5 - < 10%               10 - < 20%              * 20%                   -

Also consider Vomiting, Dehydration, Diarrhea.
------------------------------------------------------------------------------------------------------------------------------------
Constitutional         none        mild                    moderate                severe                  life-threatening or
Symptoms - Other                                                                                           disabling
(Specify,           )
------------------------------------------------------------------------------------------------------------------------------------
                                                          DERMATOLOGY/SKIN
------------------------------------------------------------------------------------------------------------------------------------
Injection site         none        pain or itching or      pain or swelling,       ulceration or           -
reaction                           erythema                with inflammation       necrosis that is
                                                           or phelebitis           severe or prolonged,
                                                                                   or requiring surgery
------------------------------------------------------------------------------------------------------------------------------------
Urticaria              none        Requiring no            requiring PO or         requiring IV            -
(hives, welts,                     medication              topical treatment or    medication or
wheals)                                                    IV medication or        steroids for
                                                           steroids for            *24 hours
                                                           < 24 hours
------------------------------------------------------------------------------------------------------------------------------------
Dermatology/Skin -     none        Mild                    moderate                severe                  life-threatening or
Other                                                                                                      disabling
(Specify,           )
------------------------------------------------------------------------------------------------------------------------------------

----------
*  greater than or equal to
** less than or equal to

------------------------------------------------------------------------------------------------------------------------------------
                                                          GASTROINTESTINAL
------------------------------------------------------------------------------------------------------------------------------------
Anorexia                 none           loss of appetite         oral intake           requiring IV fluids    requiring feeding
                                                                 significantly                                tube or parenteral
                                                                 decreased                                    nutrition
------------------------------------------------------------------------------------------------------------------------------------
                                                               HEPTIC
------------------------------------------------------------------------------------------------------------------------------------
Alkaline phosphatase     WNL            >ULN - 2.5 x ULN         >2.5 - 5.0 x ULN      >5.0 - 20.0x ULN       >20.0 x ULN
------------------------------------------------------------------------------------------------------------------------------------
Bilirubin                WNL            >ULN - 1.5 x ULN         >1.5 - 3.0 x ULN      >3.0 - 10.0x ULN       >10.0 x ULN
------------------------------------------------------------------------------------------------------------------------------------
SGOT (AST)               WNL            >ULN - 2.5 x ULN         >2.5 - 5.0 x ULN      >5.0 - 20.0x ULN       >20.0 x ULN
(serum glutamic
oxaloacetic
transaminase)
------------------------------------------------------------------------------------------------------------------------------------
SGPT (ALT)               WNL            >ULN - 2.5 x ULN         >2.5 - 5.0 x ULN      >5.0 - 20.0x ULN       >20.0 x ULN
(serum glutamic
pyruvic transaminase)
------------------------------------------------------------------------------------------------------------------------------------
Hepatic-Other            none           Mild                     moderate              severe                 life-threatening or
(Specify,         )                                                                                           disabling
------------------------------------------------------------------------------------------------------------------------------------
                                                             LYMPHATICS
------------------------------------------------------------------------------------------------------------------------------------
Lymphatics               normal         mild lymphedema          moderate              severe                 severe
                                                                 lymphedema            lymphedema             lymphedema
                                                                 requiring             limiting function;     limiting function
                                                                 compression;          lymphocyst             with ulceration
                                                                 lymphocyst            requiring surgery
------------------------------------------------------------------------------------------------------------------------------------
Lymphatics-Other         none           Mild                     moderate              severe                 life-threatening or
(Specify,         )                                                                                           disabling
------------------------------------------------------------------------------------------------------------------------------------
                                                          RENAL/GENITOURINARY
------------------------------------------------------------------------------------------------------------------------------------
CREATININE               WNL            >ULN - 1.5 x ULN         >1.5 - 3.0 x ULN      >3.0 - 6.0 x ULN       >6.0 x ULN
Note: Adjust to age-appropriate levels for pediatric patients.
------------------------------------------------------------------------------------------------------------------------------------
Urinary retention        normal         hesitancy or             hesitancy requiring   requiring frequent    bladder rupture
                                        dribbling, but no        medication or         in/out
                                        significant residual     occasional in/out     catheterization
                                        urine; retention         catheterization (<4   (*4 x per week) or
                                        occurring during         x per week) or        urological
                                        the immediate            operative bladder     intervention (e.g.,
                                        postoperative            atony requiring       TURP, suprapubic
                                        period                   indwelling catheter   tube, urethrotomy)
                                                                 beyond immediate
                                                                 postoperative
                                                                 period but for <6
                                                                 weeks
------------------------------------------------------------------------------------------------------------------------------------
Urine color change       normal         asymptomatic,
(not related to other                   change in urine
dietary or physiologic                  color
causes e.g., bilirubin,
concentrated urine,
hematuria)
------------------------------------------------------------------------------------------------------------------------------------
Vaginal bleeding is graded in the HEMORRHAGE category.
------------------------------------------------------------------------------------------------------------------------------------
Vaginitis                none           mild, not requiring      moderate, relieved    severe, not relieved   ulceration requiring
(not due to                             treatment                with treatment        with treatment, or     surgery
infection)                                                                             ulceration not
                                                                                       requiring surgery
------------------------------------------------------------------------------------------------------------------------------------
Renal/Genitourinary-     none           mild                     moderate              severe                  life-threatening or
Other (Specify,                                                                                                disabling
            )
------------------------------------------------------------------------------------------------------------------------------------


* greater than or equal to

                                   APPENDIX M

                                TOXICITY MODULE

To be implemented at the request of the study sponsor or principal investigator in the protocol or by protocol amendment when more detailed information is considered pertinent.

-------------------------------------------------------------------------------------------------
Toxicity:                    Date of Treatment:                  Course Number:
-------------------------------------------------------------------------------------------------
Date of onset:                                                   Grade at onset:
-------------------------------------------------------------------------------------------------
Date of first change in grade:                                   Grade:
-------------------------------------------------------------------------------------------------
Date of next change in grade:                                    Grade:
-------------------------------------------------------------------------------------------------
Date of next change in grade:                                    Grade:
-------------------------------------------------------------------------------------------------
Date of next change in grade:                                    Grade:
-------------------------------------------------------------------------------------------------
Date of next change in grade:                                    Grade:
-------------------------------------------------------------------------------------------------
Date of next change in grade:                                    Grade:
-------------------------------------------------------------------------------------------------
Did toxicity resolve?               Yes_____          No_____

If so, date of resolution of toxicity:
-------------------------------------------------------------------------------------------------
Date of last observation (if prior to
recovery):
-------------------------------------------------------------------------------------------------
Reason(s) observations stopped (if
prior to recovery):
-------------------------------------------------------------------------------------------------
Was patient retreated?             Yes_____          No_____

If yes, was treatment delayed for
recovery?                          YES_____          NO_____

Date of next treatment?

Dose reduced for next treatment?   Yes_____          No_____
-------------------------------------------------------------------------------------------------

Additional Comments:

-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------

If module is being activated for new toxicity, not currently in CTC, please provide definitions for toxicity grading:

     Grade 0 = __________________________________________________________________________________

     Grade 1 = __________________________________________________________________________________

     Grade 2 = __________________________________________________________________________________

     Grade 3 = __________________________________________________________________________________

     Grade 4 = __________________________________________________________________________________


                                    EXHIBIT B

                                PAYMENT SCHEDULE


The Sponsor will pay to the Institution a total of sixteen thousand two hundred two and 50/00 dollars ($16,202.50) based on the attached budget itemization for each patient who completes the Protocol and for whom the Sponsor receives and approves all reports required by the Protocol (the "Cost per Patient") up to a maximum of thirty (30) patients. The Sponsor will make an initial payment of twenty thousand and 00/00 dollars ($20,000,00), equal to five hundred forty and 00/00 dollars ($540.00) per patient (the "Initial Payment") within thirty (30) days of the execution of this Agreement. The Initial Payment will be credited toward the first twenty-five percent (25%) [per patient amount] of the Cost per Patient(s) that becomes due and payable by the Sponsor. The Initial Payment will be refunded to the Sponsor to the extent, if any, by which the Initial Payment exceeds the total Cost per Patient which becomes due. The Cost per Patient will become due as follows:

        -   [25%] when the patient is registered

        - [55%] when the completed Case Report for that patient is delivered to and accepted by the Company for the primary study endpoint; and

        - [20%] when the patient has completed the followup period specified in the Protocol.

The amount payable by the Sponsor will be pro-rated for any patient who fails to complete the Protocol. IN ALL CASES, PATIENT EXPENSES ELIGIBLE FOR THIRD-PARTY REIMBURSEMENT ARE THE RESPONSIBILITY OF THE INSTITUTION AND WILL NOT BE CHARGED TO THE SPONSOR. SPONSOR UNDERSTANDS THAT COSTS OF RESEARCH PROCEDURES DONE IN ACCORDANCE WITH THE PROTOCOL WILL NOT BE BILLED TO A PATIENT'S INSURANCE COMPANY.

The Sponsor will withhold the final five hundred and 00/00 dollars ($500.00) of the total Cost per Patient(s) until all Case Reports and the Clinical Trial summary report have been delivered to and accepted by the Company, and both the Company and the Institution's IRB have been notified that the Clinical Trial has been completed.

The Institution will invoice Sponsor on a calendar monthly basis for expenses for work under this Agreement. Except for the Initial Payment; the Sponsor will not be obligated to make any payments until an invoice has been received. All amounts due will be payable within thirty (30) days of receipt.

Checks Payable to THE REGENTS OF THE UNIVERSITY OF CALIFORNIA and mailed to:

UCLA Remittance Center
10920 Wilshire Boulevard, Suite 107
Los Angeles, California 90024-6503
Reference:
Protocol number: DC1 -HRPC
UCLA Project number 023496
Tax ID: 95-6006143

        PROTOCOL TITLE  :  PHASE I CLINICAL TRIAL OF RECOMBINANT PROSTATE SPECIFIC
                           MEMBRANE ANTIGEN (rPSMA) - LOADED MATURE AUTOLOGOUS
                           DENDRITIC CELLS (CaPVax) FOR THE TREATMENT OF METASTATIC
                           HORMONE REFRACTORY PROSTATE CANCER.

PRINCIPAL INVESTIGATOR  :  ARLE BELLDEGRUN, M.D., DEPARTMENT OF UROLOGY, UCLA SCHOOL
                           OF MEDICINE

            PROTOCOL #  :  DC1-HRPC

               SPONSOR  :  NORTHWEST BIOTHERAPEUTICS, INC.


                                                                BUDGET ITEMIZATION

--------------------------------------------------------------------------------------------------------------------------------
                                                                                             -B-
                                                                              -A-          CLINICAL       -C-            -A + O
                         PROFESSIONAL SERVICES                             FIXED COST        COST     CLINICAL COSTS  TOTAL STUDY
                                                                            (1 YEAR)       (PER PT.)  (X30 PATIENTS)     COST
--------------------------------------------------------------------------------------------------------------------------------
Pharmacy
     PRN Medication(1)
--------------------------------------------------------------------------------------------------------------------------------
IRB                                                                         2,000.00
--------------------------------------------------------------------------------------------------------------------------------
Radiation Safety Administrative Service Fee(2)                                100.00
--------------------------------------------------------------------------------------------------------------------------------
Clinical Research Center (CRC)
     Skin Tests NW Biotherapeutics Provides Antigens                                          400.00     12,000.00
     I.D. Injection of DCs and 2 hours of observation                                         600.00     18,000.00
--------------------------------------------------------------------------------------------------------------------------------
Clark Urology Clinic
     Room Charge                                                                              400.00     12,000.00
     Blood for Immune Monitoring, 100 ml each                                                 125.00      3,750.00
     Shipment costs (x 8)(3)
--------------------------------------------------------------------------------------------------------------------------------
Clinical Laboratory tests
     Testosterone, total @ wk 14                                                               40.00      1,200.00
     CBC/Differential/Platelet(4)                                                             120.00      3,600.00
     Chemistry Panel Chem 22(4)                                                               180.00      5,400.00
     PAP(4)                                                                                   105.00      3,150.00
     PSA(4)                                                                                   120.00      3,600.00
     ANA                                                                                      140.00      4,200.00
     Erythrocytic Sedimentation Rate                                                           60.00      1,800.00
     Urinalysis(4)                                                                             20.00        600.00
     Virology                                                                                 125.00      3,750.00
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                                                                                             -B-
                                                                              -A-          CLINICAL       -C-            -A + O
                         PROFESSIONAL SERVICES                             FIXED COST        COST     CLINICAL COSTS  TOTAL STUDY
                                                                            (1 YEAR)       (PER PT.)  (X30 PATIENTS)     COST
--------------------------------------------------------------------------------------------------------------------------------
Radiology
     Chest X-Ray ($125.00 @ week 26)                                                          125.00      3,750.00
     Bone Scan ($1,000.00 @ week 26)                                                        1,000.00     30,000.00
     CT Scan abdomen/pelvis ($2,000.00 @ week 26)                                           2,000.00     60,000.00
--------------------------------------------------------------------------------------------------------------------------------
Procedures
     Leukapheresis; includes supplies(5)                                                    1,200.00     36,000.00
          Femoral Catheter Insertion, to include procedure and supplies(6)
          Specimen processing and shipping(3)
     EKG                                                                                      125.00      3,750.00
--------------------------------------------------------------------------------------------------------------------------------
Miscellaneous                                                               1,000.00
     Advertising; done only after IRB approval
--------------------------------------------------------------------------------------------------------------------------------
Principal Investigator                                                                      1,500.00     45,000.00
--------------------------------------------------------------------------------------------------------------------------------
Clinical Research Nurse Coordinator                                                         2,000.00     60,000.00
--------------------------------------------------------------------------------------------------------------------------------
Data Manager                                                                                2,000.00     60,000.00
--------------------------------------------------------------------------------------------------------------------------------
                                                              Sub-Total:    3,100.00       12,385.00    371,550.00    374,650.00
--------------------------------------------------------------------------------------------------------------------------------
                                                 Indirect Costs (22.5%):      697.50        2,786.63     83,598.75     84,296.25
--------------------------------------------------------------------------------------------------------------------------------
                                                                  TOTAL:    3,797.50       15,171.63    455,148.75    458,946.25
--------------------------------------------------------------------------------------------------------------------------------



------------

(1)  PRN Medication charged to sponsor.

(2)  Annual Renewal Fee of $50.00 charged to sponsor.

(3)  Shipment costs paid for by sponsor.

(4) Charges for Day 1, Week 14, and Week 23. All clinical labs paid for by sponsor if not covered by insurance.

(5) If second procedure needed, additional related costs will be charged to sponsor.

(6)  If femoral catheter needed, all related costs will be charged to sponsor.




                                  Page 2 of 2